NYSE: NEM, ASX: NEM, PNGX: NEM	Exhibit 99.1
Newmont Reports Fourth Quarter and Full Year 2025 Results, Provides 2026 Guidance, and Announces Enhanced Capital Allocation Framework
DENVER, February 19, 2026 – Newmont Corporation (NYSE: NEM, ASX: NEM, PNGX: NEM) (Newmont or the Company) today announced its fourth quarter and full year 2025 results, declared a fourth quarter dividend of $0.261 and provided guidance for the full year of 2026.
"2025 was a milestone year for Newmont, as we delivered on our full-year guidance, strengthened our financial position and made meaningful progress on our commitments. As a result of our disciplined operational execution, we delivered a record $7.3 billion in free cash flow, generated $3.6 billion from portfolio optimization, returned $3.4 billion to shareholders, reduced debt by $3.4 billion and closed the year in a strong net cash position," said Natascha Viljoen, Newmont's President and Chief Executive Officer. "Building on this momentum, we announced an enhanced capital allocation framework and increased our quarterly dividend, anchored by a flexible and resilient balance sheet, and are entering 2026 with a clear focus on continuing to drive margin expansion and generate robust free cash flow from our unrivaled portfolio of world-class operations and projects."
2025 Results
▪Achieved full-year production and cost guidance with production of 5.7 million attributable gold ounces from Newmont's core portfolio, for a total of 5.9 million attributable gold ounces, as well as 28 million ounces of silver and 135 thousand tonnes of copper; gold by-product AISC was $1,358 per ounce, with co-product AISC of $1,609 per ounce
▪Reported Net Income of $7.2 billion, Adjusted Net Income (ANI)2 of $7.6 billion or $6.89 per diluted share and Adjusted EBITDA2 of $13.5 billion for the year, with fourth quarter ANI2 of $2.8 billion or $2.52 per diluted share
▪Generated $10.3 billion of cash from operating activities, net of working capital impacts of $210 million; reported an all-time annual record $7.3 billion in Free Cash Flow2 for the year, including a record $2.8 billion in the fourth quarter
▪Announced an enhanced capital allocation framework3 creating a predictable pathway to per share dividend growth; declared an increased dividend of $0.26 per share of common stock for the fourth quarter of 20251
▪Returned $3.4 billion of capital to shareholders through share repurchases and dividend payments in 2025
▪To date, Newmont has executed and settled total trades of common stock repurchases of $3.6 billion since the initial program authorization in 2024; $2.4 billion remains under the previously authorized programs of $6.0 billion4
▪Reduced debt by $3.4 billion in 2025, ending the year in a net cash position of $2.1 billion2, with $7.6 billion in cash and $11.6 billion in total liquidity5
▪Completed the non-core divestiture program, generating $4.5 billion in total after-tax proceeds to date from announced transactions, inclusive of $134 million from the sale of equity shares in Greatland Resources in January 20266
▪Declared total attributable gold reserves of 118.2 million ounces and resources of 148.7 million ounces7; significant exposure to other metals, including 12.5 million tonnes of copper reserves and 442 million ounces of silver reserves
▪Declared commercial production at Ahafo North in Ghana on October 24, 2025, adding profitable gold production over an initial thirteen-year mine life
▪Announced approval for the Lihir Nearshore Barrier mine life extension, unlocking future access to production of over 5 million gold ounces and extending Lihir's mine life beyond 20408
2026 Guidance9
▪Attributable production for 2026 is expected to be approximately 5.3 million gold ounces, including over 3.9 million gold ounces from Newmont's managed operations
▪Gold by-product AISC2 is expected to be $1,680 per ounce, benefitting from profitable production of other metals
▪Sustaining capital spend of approximately $1.95 billion to advance critical tailings facility work at Cadia and Boddington, as well as other important investments to enhance the integrity and longevity of Newmont's portfolio
▪Development capital spend of approximately $1.4 billion to progress key near-term development projects including the Cadia Panel Caves, Tanami Expansion 2 and the feasibility study at Red Chris

1 Newmont's Board of Directors declared a dividend of $0.26 per share of common stock for the fourth quarter of 2025, payable on March 26, 2026 to holders of record at the close of business on March 3, 2026.
2 Non-GAAP metrics; see reconciliations at the end of this release.
3 For further details see the 'Enhanced Capital Allocation Framework' section below.
4 Includes $1.2 billion of share repurchases in 2024, as well as $323 million since the third quarter 2025 earnings call, including $75 million of share repurchases settled in January and February 2026 through the date of filing. The share repurchase program will be executed at the Company's discretion. The share repurchase program permits shares to be repurchased in a variety of methods, has no time limit and may be suspended or discontinued at any time. See cautionary statement regarding forward-looking statements at end of this release.
5 Total liquidity as of December 31, 2025 includes $4.0 billion available on a revolving credit facility.
6 Total proceeds to date include $3.6 billion generated in 2025.
7 Total resources presented includes Measured and Indicated resources of 88.1 million gold ounces and Inferred resources of 60.6 million gold ounces. See cautionary statement at the end of this release.
8 For further details see the 'Disciplined Reinvestment in Organic Project Pipeline' section below.
9 For further details see the '2026 Guidance Expectations' section below, as well as the discussion of guidance and cautionary statement at the end of this release regarding forward-looking statements.
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Enhanced Capital Allocation Framework
Newmont announced an enhanced capital allocation framework, designed to be sustainable through the commodity cycle while maximizing total return of capital to shareholders, maintaining a flexible and resilient balance sheet, and focusing on high-return capital investments for long-term value creation. The capital allocation uses below are presented in order of priority.1
Ongoing Sustaining Capital Investment in World-Class Portfolio
Newmont sees a clear opportunity to enhance the longevity of its portfolio and preserve asset integrity through targeted investments in critical infrastructure, ensuring the delivery of safe production across its operations. This includes tailings solutions, primarily at Cadia and Boddington, to support near- and long-term production capacity, positioning Newmont's world-class operations to produce well into the middle of the century. These investments will require elevated sustaining capital spend over the next few years. Reflective of this approach, Newmont expects to spend $1.95 billion in 2026, as detailed in the '2026 Guidance Expectations' section below.
Sustainable Through the Cycle Cash Dividend
Newmont is committed to returning capital to shareholders through a sustainable cash dividend of $1.1 billion per year. Central to this framework is a dividend structured to grow on a per share basis without increasing Newmont's financial commitment, as share repurchases executed through the cycle permanently lower the outstanding share count. The annual total per share dividend target will be calculated annually in February based on the current number of shares issued and outstanding. The dividend payment will be divided into four equal payments rounded up to the nearest $0.01, to be paid out on a quarterly basis, subject to quarterly approval by Newmont's Board of Directors1. A dividend of $0.26 per share has been declared payable on March 26, 2026, to holders of record of such common stock at the close of business on March 3, 2026. This equates to an indicated total annualized dividend of $1.04 per share, demonstrating the initial benefit of Newmont’s ongoing share repurchase program, with continued per share dividend increases expected as share repurchases continue.
Disciplined Approach to Development Capital Reinvestment
Newmont expects to spend $1.4 billion in development capital in 2026 as it advances the highest-return free cash flow generative near-term projects, while continuing to study, evaluate and define the future growth profile of its portfolio. Newmont will maintain a disciplined focus on capital efficiency and value creation. Please refer to the '2026 Guidance Expectations' and 'Disciplined Reinvestment in Organic Project Pipeline' sections below for additional details.
Maintaining an Optimized Capital Structure Through the Cycle
Newmont is focused on maintaining a resilient balance sheet, anchored by a $1 billion net cash target2, with flexibility of plus or minus $2 billion depending on market conditions. This approach ensures Newmont's ability to return capital to shareholders and fund capital programs across commodity price cycles to support sustainable production growth. During strong commodity price environments, Newmont intends to further optimize its balance sheet by actively manage gross debt, while maintaining a minimum cash balance of $5 billion through the cycle.
Ratable Share Repurchase Program
Once the above priorities are complete, Newmont intends to deploy excess cash3 on a ratable basis to share repurchases, driving sustained per share growth in the dividend and improving multiple per share metrics, including providing shareholders with greater exposure to the strong free cash flow generation from Newmont's world-class portfolio. As of the date of filing, Newmont has $2.4 billion remaining under the previously authorized open-ended programs of $6.0 billion. Further share repurchase program authorizations are subject to the discretion of Newmont's Board of Directors.
1 See cautionary statement at the end of this release. The Capital Allocation Framework is provided for illustrative purposes and remains non-binding. Guidance expectations, including capital allocation uses, future dividends, debt management and share repurchases, are forward-looking statements. An annualized dividend has not been declared by the Board of Directors.
2 Net cash balance is Cash and cash equivalents less Debt and Lease and other financing obligations as presented on the Consolidated Balance Sheets. Net cash balance will change based on Net cash provided by operating activities of continuing operations, Additions to property, plant and mine development, dividends paid to common shareholders, repayment of debt principal, and other investing and financing activities. Refer to the Net Debt reconciliation below in the Non-GAAP Financial Measures schedules in this release.
3 Excess Cash is defined as cash available from operations (including Exploration, G&A, etc.) after funding balance sheet obligations (including debt principal repayments and reclamation spend) and capital expenditures, paying the dividend, and achieving the net cash target.
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Summary of Results

	2024					2025					Change
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	FY
Average realized gold price ($/oz)	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944	$3,320	$3,539	$4,216	$3,498	45%
Attributable gold production (Moz)[1]	1.68	1.61	1.67	1.90	6.85	1.54	1.48	1.42	1.45	5.89	(14)%
Total CAS ($M)	$2,106	$2,156	$2,310	$2,391	$8,963	$2,106	$2,001	$1,951	$2,027	$8,085	(10)%
Gold By-Product CAS ($/oz)[2,3]	$891	$892	$1,052	$862	$922	$930	$917	$831	$738	$855	(7)%
Gold Co-Product CAS ($/oz)[2,3]	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227	$1,215	$1,185	$1,166	$1,199	6%
Gold By-Product AISC ($/oz)[3]	$1,373	$1,412	$1,542	$1,319	$1,408	$1,447	$1,375	$1,303	$1,302	$1,358	(4)%
Gold Co-Product AISC ($/oz)[3]	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651	$1,593	$1,566	$1,620	$1,609	6%
Net income (loss) attributable to Newmont stockholders ($M)	$170	$853	$922	$1,403	$3,348	$1,891	$2,061	$1,832	$1,301	$7,085	112%
Net income (loss) attributable to Newmont stockholders per share from continuing operations ($/diluted share)	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68	$1.85	$1.67	$1.19	$6.39	123%
Adjusted net income ($M)[5]	$630	$834	$936	$1,591	$3,991	$1,404	$1,594	$1,883	$2,753	$7,634	91%
Adjusted net income per share ($/diluted share)[5]	$0.55	$0.72	$0.81	$1.40	$3.48	$1.25	$1.43	$1.71	$2.52	$6.89	98%
Adjusted EBITDA ($M)[5]	$1,694	$1,966	$1,967	$3,048	$8,675	$2,629	$2,997	$3,309	$4,545	$13,480	55%
Cash from operations before working capital ($M)[6]	$1,442	$1,657	$1,846	$2,398	$7,343	$2,172	$2,228	$2,584	$3,560	$10,544	44%
Net cash from operating activities of continuing operations ($M)	$776	$1,394	$1,637	$2,511	$6,318	$2,031	$2,384	$2,298	$3,621	$10,334	64%
Capital expenditures ($M)[7]	$850	$800	$877	$875	$3,402	$826	$674	$727	$808	$3,035	(11)%
Free cash flow ($M)[8]	$(74)	$594	$760	$1,636	$2,916	$1,205	$1,710	$1,571	$2,813	$7,299	150%
Fourth Quarter 2025 Production and Financial Summary
Attributable gold production1 increased 2 percent to 1,453 thousand ounces compared to the prior quarter, driven by the addition of new, low-cost ounces at Ahafo North, higher grade at Tanami and Merian, and higher production from the non-managed joint venture at Nevada Gold Mines. These increases were partially offset by lower production due to planned mine sequencing at Peñasquito, Ahafo South, Yanacocha, Brucejack and Cadia. Consolidated gold sales were 1,378 thousand ounces for the quarter.
Copper production decreased 17 percent to 29 thousand tonnes compared to the prior quarter, driven by lower grade at Cadia and Boddington. Silver production remained steady at 7 million ounces compared to the prior quarter. Lead production decreased 12 percent to 23 thousand tonnes compared to the prior quarter, driven by lower grade at Peñasquito. Zinc production decreased 22 percent to 46 thousand tonnes compared to the prior quarter, driven by lower grade at Peñasquito.
Average realized gold price was $4,216 per ounce, an increase of $677 per ounce over the prior quarter. Average realized gold price includes $4,173 per ounce of gross price received, a favorable impact of $48 per ounce mark-to-market on provisionally-priced sales and reductions of $5 per ounce for treatment and refining charges.
Costs Applicable to Sales (CAS)2 allocated to gold totaled $1.6 billion for the quarter, with an additional $421 million allocated to co-product metals. Gold By-Product CAS per ounce3 was $738 for the quarter. Gold Co-Product CAS per ounce3 of $1,166 was slightly lower than the prior quarter, as Newmont's continued focus on cost discipline and productivity offset higher royalties, production taxes and costs from profit-sharing agreements associated with a stronger gold price environment.
Gold By-Product AISC per ounce3 was $1,302 for the quarter. Gold Co-Product All-In Sustaining Costs (AISC) per ounce3 increased slightly to $1,620 compared to the prior quarter. Building from CAS per ounce, the increase was driven by higher sustaining capital spend as planned.
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Net income attributable to Newmont stockholders was $1,301 million or $1.19 per diluted share, a decrease of $531 million from the prior quarter. This decrease was primarily driven by an increase in income and mining tax expense of $1.3 billion compared to the prior quarter driven by a higher gold price environment, as well as the recognition of additional income taxes for the remaining undistributed foreign earnings in Papua New Guinea of $384 million and in Ghana of $165 million, as it was determined excess cash flow could not be remitted on a tax free basis for the foreseeable future. In addition, in the fourth quarter, impairment charges of $779 million were recognized primarily related to the decision to indefinitely defer the Yanacocha Sulfides project4, and Newmont recognized a loss on divestments of $8 million compared to a gain of $99 million in the prior quarter. These decreases were partially offset by higher revenues due to higher realized prices for all metals and a net reduction of the total Newmont reclamation and remediation liability by $137 million, primarily related to an adjustment at Yanacocha as a result of updated cost estimates.
Adjusted net income5 for the quarter was $2.8 billion or $2.52 per diluted share compared to $1.9 billion or $1.71 per diluted share in the prior quarter. Primary adjustments to fourth quarter net income include impairment charges of $779 million primarily related to the decision to indefinitely defer the Yanacocha Sulfides project4, a net reduction of the total Newmont reclamation and remediation liability of $137 million, primarily related to Yanacocha, a net gain in the value of investments and options of $124 million and restructuring and severance costs of $75 million.
Consolidated cash from operations before working capital6 increased 38 percent from the prior quarter to $3.6 billion, primarily due to higher revenue from a higher realized gold price and higher production.
Consolidated net cash from operating activities increased 58 percent from the prior quarter to $3.6 billion, primarily due to a favorable working capital benefit of $61 million. This working capital movement was primarily driven by an accrual for future tax payments of $512 million and an accrual of other liabilities of $219 million, primarily related to severance and workers participation payments. These favorable working capital adjustments were partially offset by the continued cash spend for previously accrued reclamation activities of $276 million primarily related to the ongoing construction of the Yanacocha water treatment plants, as well as an increase in accounts receivable of $167 million from the timing of cash collections, and a build in inventory and stockpiles of $112 million.
Income and mining cash tax paid increased 29 percent from the prior quarter to $757 million due to the higher gold price environment.
Free Cash Flow8 increased 79 percent from the prior quarter to $2.8 billion, primarily due to higher revenues as a result of higher realized prices for all metals and an increase in net cash provided by operating activities as a result of a favorable working capital benefit in the current quarter compared to an unfavorable working capital impact in the prior quarter, partially offset by higher capital investment.
Balance sheet and liquidity remained strong in the fourth quarter, ending the year with $7.6 billion of cash and cash equivalents, with approximately $11.6 billion of total liquidity; ended the year in a net cash position of $2.1 billion9.
Non-Managed Joint Venture and Equity Method Investments10
Nevada Gold Mines (NGM) attributable gold production increased 17 percent to 293 thousand ounces compared to the prior quarter, with a 1 percent increase in CAS per ounce3 to $1,258. AISC per ounce3 remained largely in line with the prior quarter at $1,508.
Pueblo Viejo (PV) attributable gold production decreased 4 percent to 69 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Pueblo Viejo totaled $80 million for the fourth quarter and $210 million for the full year. No capital contributions were made during the quarter related to the expansion project at Pueblo Viejo; contributions totaled $33 million for the full year.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the fourth quarter of 2025 decreased 9 percent to 40 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte totaled $62 million for the fourth quarter and $212 million for the full year.

1 Attributable gold production includes ounces from the Company's equity method investments in Pueblo Viejo (40%) and in Lundin Gold (32%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Refer to Note 7 of the Consolidated Financial Statements for additional information.
5 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
6 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Consolidated Statements of Cash Flows.
7 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows, inclusive of capitalized interest.
8 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by (used in) operating activities.
9 Non-GAAP measure. See end of this release for reconciliation.
10 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 32% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
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2026 Guidance Expectations (+/-5%)
Newmont is continuing to provide high-confidence, one-year guidance for 2026 within a range of plus or minus 5 percent, demonstrating the ability to continue to deliver from its unrivaled portfolio of world-class operations and projects. Newmont’s Non-Managed Portfolio includes attributable production, cost and capital metrics from the proportional share of the Company’s interest in the Nevada Gold Mines Joint Venture, while attributable production only is included from the Company’s equity interest in Pueblo Viejo and Lundin Gold (Fruta del Norte).
In 2026, Newmont is providing guidance for gold unit cost metrics on a by-product basis. Under this approach, revenue from co-product metals (copper, silver, lead, and zinc) produced is treated as a reduction to cost for the purposes of calculating unit costs (CAS per ounce and AISC per ounce). This method will better reflect the cost of gold production for Newmont's world-class polymetallic gold mines.
Please see the cautionary statement and footnotes for additional information.
PRODUCTION AND COST GUIDANCE

Guidance Metric (+/-5%)	2026E
Attributable Gold Production (Moz)
Managed Portfolio	3,915
Non-Managed Portfolio	1,345
Total Newmont Attributable Gold Production (Moz)	5,260
Gold By-Product CAS ($/oz) (1)
Managed Portfolio	$965
Non-Managed Portfolio	$1,400
Total Newmont Gold By-Product CAS ($/oz) (1)	$1,055
Gold By-Product AISC ($/oz) (1)
Managed Portfolio	$1,650
Non-Managed Portfolio	$1,775
Total Newmont Gold By-Product AISC ($/oz) (1)(2)	$1,680
1 Presented on a consolidated basis and reflects an assumed metal price assumptions of Gold ($4,500/oz.), Copper ($5.00/lb.), Silver ($60.00/oz), Lead ($0.90/lb.) and Zinc ($1.30/lb.) and foreign exchange rates of AUD:USD ($0.70), CAS:USD ($0.75), and USD:MXN ($17.00)
2 For comparability, Gold Co-Product AISC for the Total Portfolio reconciles to approximately $1,935 per ounce
As previously indicated on the third quarter 2025 earnings call, Newmont expects attributable gold production from its managed portfolio to be largely driven by planned mine sequencing at its large long-life assets. New, low cost ounces from the newly commissioned Ahafo North mine are expected to replace lower production from Ahafo South, as mining in the Subika open pit concluded as planned in 2025. Gold production at Peñasquito is expected to decrease as the site transitions into the next scheduled phase of mining at the Peñasco pit. In addition, lower gold production is expected from Cadia during the transition to the next panel cave. Newmont's 2026 guidance also incorporates lower than expected production from Nevada Gold Mines and Pueblo Viejo as indicated by the joint venture managing partner.
Notably, Newmont continues to focus on leach production at Yanacocha, and has identified a highly capital-efficient plan to leverage current infrastructure to continue mining operations at the site through 2026 and into 2027, adding additional low-cost ounces to Newmont's production profile in early 2027, with further upside potential.
Looking ahead, Newmont's longer-term production growth profile is supported by several clear and executable drivers including the continued ramp-up of Ahafo North delivering new, low-cost ounces, the completion of the Boddington stripping campaign in 2026, enabling access to higher gold and copper grades beginning in 2027, the completion of Tanami Expansion 2 in the second half of 2027, the ongoing development of the Cadia panel caves, and access to additional low-cost ounces from Lihir following the completion of the Nearshore Barrier. These drivers will position Newmont to achieve its longer-term outlook of approximately 6 million ounces of gold and 150 thousand tonnes of copper annually.
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Unit costs in 2026 are expected to increase from 2025, largely as a function of lower gold production, lower production of copper, lead and zinc, and a higher expected gold price resulting in higher royalties and production taxes. Direct costs at managed operations are expected to be largely stable year over year as a result of Newmont's cost and productivity initiatives in 2025. Gold by-product CAS of $1,055 per ounce and gold by-product AISC of $1,680 per ounce include the estimated impact from lower sales volumes due to planned mine sequencing, a higher gold price assumption of $4,500 per ounce resulting in higher royalties and production taxes, and changes in inventory due to higher stockpile processing at Peñasquito and Yanacocha and a lower build of stockpiles at Lihir. AISC per ounce is also expected to be higher due to the deferral of $150 million of sustaining capital from 2025 into 2026, partially offset by lower expected G&A expense.
CAPITAL GUIDANCE

Guidance Metric (+/-5%)	2026E
Sustaining Capital ($M)
Managed Portfolio	$1,660
Non-Managed Portfolio	$290
Total Newmont Sustaining Capital (1)(2)	$1,950
Development Capital ($M)
Managed Portfolio	$1,160
Non-Managed Portfolio	$240
Total Newmont Development Capital (2)	$1,400
Capitalized Interest ($M)	$175
1Sustaining capital is presented on an attributable basis.
2Capital guidance excludes amounts attributable to the Pueblo Viejo joint venture.
Sustaining capital is expected to be approximately $1.95 billion in 2026 as key investments are made in tailings management initiatives, water and infrastructure projects, equipment, and ongoing mine development to enhance the integrity and longevity of Newmont's portfolio. At Boddington, this includes continued progress on expanding tailings capacity to support future mine life. At Tanami, Newmont is advancing work on Ventilation Raise 9 to add intake‑ventilation capacity and supporting mine‑life extension at depth, with completion expected in 2026. At Cadia, Newmont continues to progress the tailings work to support its long mine life, including advancing the Stage 7 tailings wall lift at the Southern Tailings Facility, to support continued operations beyond the current facilities. In addition, sustaining capital guidance includes spend related to Newmont’s ownership interest in Nevada Gold Mines.
In 2026 and the years that follow there is a clear opportunity to enhance the longevity of Newmont's portfolio through targeted investments in critical infrastructure including tailings solutions at Cadia and Boddington. These investments require elevated sustaining capital spend over the next few years in order to support production capacity and position the operations to produce well into the middle of the century.
Development capital is expected to be approximately $1.40 billion in 2026, as Newmont focuses on disciplined reinvestment in its most profitable near-term projects. 2026 guidance primarily includes spend for Tanami Expansion 2 and the Cadia Panel Caves, as well as the important investments in mine life extensions at Lihir and Cerro Negro. With the completion and commissioning of Ahafo North, the next major project under review is the Red Chris Block cave project, which is progressing toward an investment decision in the second half of 2026. In addition, development capital guidance includes approximately $100 million of increased spend related to Newmont’s ownership interest in Nevada Gold Mines. Refer to the 'Disciplined Reinvestment in Organic Project Pipeline' section below for additional details.
Capitalized interest is calculated for major projects that are internally funded and capitalized into the project. Intercompany debt is used to fund major capital projects, and as such, a portion of the interest cost related to each project is capitalized. Capitalized interest is expected to be $175 million in 2026, with approximately two-thirds related to development capital and one-third related to sustaining capital.
2026 SEASONALITY GUIDANCE

Total Portfolio	H1 2026E	H2 2026E
Attributable Production	48%	52%
Sustaining Capital	48%	52%
Development Capital	45%	55%
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Attributable gold production in 2026 is expected to be approximately 52 percent weighted to the second half of the year. The increase in production in the second half of the year is expected to be driven by Boddington, Tanami, Lihir, Cerro Negro and Peñasquito while Cadia, Ahafo South and Merian are expecting to produce higher ounces from higher grades in the first half of the year. Ahafo North achieved commercial production in the fourth quarter of 2025 and production is expected to increase sequentially throughout 2026.
Notably, Boddington has repaired the critical water infrastructure damaged by bushfires in December 2025. Through February, the site has been limiting processing activities due to water availability, but has now recommenced at full levels. As a result, production at Boddington is expected to be the lowest in the first quarter of 2026, with an expected impact of approximately 60 thousand ounces.
Sustaining capital spend in 2026 is expected to be approximately 52 percent weighted to the second half of the year. The second and third quarters are expected to be higher due to warmer weather surface work at Red Chris and Brucejack in Northern Canada and higher tailings spend at Cadia, Boddington and Tanami in Australia. Development capital spend is expected to be weighted 55 percent to the second half of 2026 driven primarily by the start of significant work at the Lihir Nearshore Barrier starting in the second half of 2026.
CO-PRODUCT PRODUCTION

Guidance Metric (+/-5%)	2026E
Copper Production (ktonne)	102
Silver Production (Moz)	32
Lead Production (ktonne)	90
Zinc Production (ktonne)	220
In 2026, copper production is expected to decline due to lower grade ore at Cadia. Peñasquito is expected to increase silver production by more than 10 percent, while lead and zinc production is expected to decrease as the site processes lower grade ore. Refer to the '2026 Production and Cost Guidance by Site' section below for additional details.
EXPLORATION AND ADVANCED PROJECTS GUIDANCE

Guidance Metric (+/-5%)	2026E
Exploration & Advanced Projects ($M)	$525
In 2026, Newmont plans to increase its investment in exploration and advanced projects to approximately $525 million, focusing on extending mine life at existing operations while continuing to develop reserves and resources. This includes an estimated $240 million dollars in exploration expense to progress organic growth around existing operations, including Merian open pit extensions, Cerro Negro life extensions, Brucejack growth testing, and the Apensu and Subika Underground at Ahafo South, as well as advancing greenfield projects. Additionally, Newmont expects to allocate approximately $285 million to advanced project spending to support studies on its organic project pipeline.
CONSOLIDATED EXPENSE GUIDANCE

Guidance Metric (+/-5%)	2026E
General & Administrative ($M)	$375
Interest Expense ($M) (1)	$175
Depreciation & Amortization ($M)	$2,815
Reclamation and Remediation Accretion ($M)	$385
Adjusted Tax Rate (2)(3)	33%
1 Interest expenses guidance is net of capitalized interest.
2 The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
3 Assuming average prices of $4,500 per ounce for gold, $5.00 per pound for copper, $60.00 per ounce for silver, $0.90 per pound for lead, and $1.30 per pound for zinc and achievement of current production, sales and cost estimates, Newmont estimates its consolidated adjusted effective tax rate related to continuing operations for 2026 will be 33 percent.
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General and administrative costs are expected to be $375 million in 2026, which is approximately $100 million lower than the initial 2025 guidance, demonstrating the benefits of Newmont's cost reduction efforts. Interest expense is expected to decrease to approximately $175 million as a result of the debt reduction efforts to date, along with higher capitalized interest. Reclamation and remediation expense is expected to increase to $385 million due to continued accretion of Newmont's closure liabilities. The adjusted tax rate is expected to remain stable at approximately 33 percent using a $4,500 per ounce gold price assumption.
ASSUMPTIONS AND SENSITIVITIES

	Assumption	Change (+/-)	Revenue and Cost Impact ($M) (1)
Gold ($/oz)	$4,500	$100	$505
Australian Dollar	$0.70	$0.05	$100
Canadian Dollar	$0.75	$0.05	$30
Mexican Peso	$17.00	$1.00	$25
Oil ($/bbl Brent)	$70.00	$10.00	$60
Copper ($/tonne) (2)	$11,023	$550	$60
Silver ($/oz) (3)	$60.00	$1.00	$25
Lead ($/tonne) (2)	$1,894	$220	$20
Zinc ($/tonne) (2)	$2,866	$220	$50
1 Impacts are presented on a pretax basis.
2 Co-product metal pricing assumptions in imperial units equate to Copper ($5.00/lb.), Lead ($0.90/lb.) and Zinc ($1.30/lb.).
3 Silver revenue impact relates only to co-product silver revenue from Peñasquito, including the impact of the silver stream agreement.

Excluded from the sensitivity above is a royalty, production tax, and workers participation impact of approximately $6 per ounce for every $100 per ounce change in gold price.
Ghana Stability Agreement
On December 31, 2025, Newmont’s 10-year investment stability agreement expired. As a result, revenues from the combined Ahafo South and Ahafo North operations are now subject to the 3 percent Growth and Sustainability Levy, and the applicable corporate income tax rate on profits has increased by 2.5 percent to 35 percent. In addition, cash profits repatriated to Newmont are now subject to an 8 percent withholding tax, in addition to the existing one-ninth carried interest royalty. The timing of when Newmont repatriates cash may drive periodic increases in reported costs due to the payment of these taxes.
The Government of Ghana has also proposed a sliding royalty rate of 5 percent to 12 percent dependent on gold price. If enacted, this royalty change would have a potential impact to Gold AISC of approximately $310 per ounce for our Ghana operations, with a resulting impact for total Newmont of approximately $50 per ounce. The impact of the sliding scale royalty is not included in 2026 guidance. Newmont continues to engage constructively with the Government of Ghana on matters related to taxes, royalties and the broader fiscal environment, with the objective of supporting its long‑standing partnership and maintaining Ghana as a priority destination for future investment.
Committed to Concurrent Reclamation
As mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to recognize reclamation and remediation expense throughout the year. In the twelve months ended December 31, 2025, Newmont spent $803 million on reclamation activities, including $552 million on the construction of water treatment plants at Yanacocha. Newmont anticipates similar spend in 2026, with approximately $850 million for the total portfolio and approximately $550 million on the Yanacocha water treatment plants. Total estimated spend on the Yanacocha water treatment plants is approximately $1.8 billion, with $769 million spent to date. Once complete, total reclamation spend is expected to return to more normal levels of $300 to $400 million in 2028.

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Disciplined Reinvestment in Organic Project Pipeline
Newmont's portfolio includes the deepest organic project pipeline in the industry, expected to add new, low-cost ounces and grow free cash flow on a per share basis. Newmont's 2026 guidance includes current development capital costs and production related to the key projects in execution at Tanami Expansion 2 and Cadia Panel Caves, as well as the mine life extensions at Lihir and Cerro Negro.
Major Projects
▪Tanami Expansion 2 (Australia) is expected to secure Tanami’s future as a long-life, low-cost producer by extending mine life beyond 2040 through the addition of a 1,460 meter hoisting shaft and supporting infrastructure to process 3.3 million tonnes per year and provide a platform for future growth. The expansion is expected to increase average annual gold production and improve efficiency for the first five years (2028 - 2032). The project is expected to achieve commercial production in the second half of 2027, and total capital costs are estimated to be between $1.7 and $1.8 billion. Development costs (excluding capitalized interest) since approval were $1.3 billion, of which $284 million related to 2025.
▪Cadia Panel Caves (Australia) includes two panel caves expected to extend the mine life well beyond 20301.
◦Panel Cave 2-3 (PC2-3) is expected to produce 1.0 million ounces of gold and more than 400 thousand tonnes of copper over its ten-year cave life (2024 - 2034). During peak production (2027 - 2032), PC2-3 is expected to ramp up to deliver between 100 and 150 thousand ounces of gold per year, and between 40 and 60 thousand tonnes of copper per year. First ore was delivered during the fourth quarter of 2023 and cave establishment was achieved during the third quarter of 2024. Total capital costs for PC2-3 are estimated to be between $1.0 and $1.2 billion, which includes more than $900 million spent by Newcrest prior to the acquisition by Newmont in November 2023. Development capital spend by Newmont is estimated to be between $150 to $250 million and will continue until the last drawbell is fired, expected to be in the second half of 2026. Development capital invested (excluding capitalized interest) since acquisition is $104 million, of which $49 million related to 2025.
◦Panel Cave 1-2 (PC1-2) is expected to produce 4.0 million ounces of gold and more than 700 thousand tonnes of copper over its fifteen-year cave life (2027 - 2042). During peak production (2030 - 2040), PC1-2 is expected to ramp up to deliver between 275 and 325 thousand ounces of gold per year, and between 35 and 55 thousand tonnes of copper per year. Newmont successfully fired the first drawbell in December 2025, marking the start of the next critical phase of cave establishment, currently expected in 2027. Total capital costs for PC1-2 are estimated to be between $1.0 and $1.2 billion. Development capital spend by Newmont following the acquisition of Newcrest in November 2023 is expected to be $900 million to $1.0 billion, and will continue until the last drawbell is fired, expected to be completed in 2029. Development capital invested (excluding capitalized interest) since acquisition is $412 million, of which $219 million related to 2025.
Mine Life Extensions
▪Lihir Nearshore Barrier (Papua New Guinea) unlocks access to mining additional phases of the Kapit ore body through the construction of a water seepage barrier, enabling production of over 5 million ounces of gold, extending mine life beyond 2040. Development capital costs for the project are estimated to be between $500 and $550 million and continue until expected completion in 2028.
▪Cerro Negro District Expansion 1 (Argentina) includes the simultaneous development of the Marianas and Eastern districts to add approximately 3.5 million ounces of gold and extend the mine life of Cerro Negro beyond 2038. The project is expected to improve production and provides a platform for further exploration and future growth through additional expansions. After a one-year pause to reassess capital allocation priorities within the broader portfolio and enable safety and productivity improvements at the site, Cerro Negro has restarted work on these underground mine life extension initiatives. Development capital costs for the project are estimated to be between $550 and $600 million. Development costs (excluding capitalized interest) since approval were $171 million.
Newmont is carefully assessing its next wave of opportunities from its robust organic project pipeline, ensuring that the most promising projects are advanced at the right time and in the most capital-efficient manner. Newmont is currently advancing the feasibility study, permitting activities, and some underground development work to support the block cave project at Red Chris, with the feasibility study expected to be completed in the second half of 2026 followed by a full funds investment decision.
1 PC2-3 and PC1-2 are subsets of Cadia’s total Mineral Reserves. For the total Mineral Reserves and Mineral Resources at Cadia for the year ended December 31, 2025, please refer to Newmont’s 10-K filed with the SEC on February 19, 2026. Project estimates remain subject to change based upon uncertainties, including future market conditions, macroeconomic and geopolitical conditions, changes in interest rates, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation, and other factors, which may impact estimated capital expenditures, AISC, and timing of projects. Please see the cautionary statement at the end of this release for additional information regarding forward-looking statements.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     9

2026 Production and Cost Guidance by Site
Managed Portfolio
Lihir

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	560	$1,475	$1,765
Lihir gold production is expected to be largely in-line with 2025.
Lihir gold CAS per ounce is expected to increase, primarily due to inventory costs from stockpile processing. Gold AISC per ounce is expected to increase compared to the prior year following CAS per ounce, partially offset by lower sustaining capital spend.
Cadia

2026E	Production	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold (Koz)	270	$(180)	$1,575
Copper (ktonne)	65
Cadia gold production is expected to decrease by approximately 30 percent in 2026 due to the planned transition to the next panel cave.
Cadia copper production is expected to decrease in 2026, largely in-line with gold production.
Cadia gold CAS per ounce is expected to increase due to lower gold production and higher mining and milling costs. Gold AISC per ounce is expected to increase following CAS per ounce and planned higher capital spend for tailings capacity including sustaining capital deferred from 2025.
Tanami

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	365	$1,250	$2,145
Tanami production is expected to be largely in-line with 2025.
Tanami gold CAS per ounce is expected to increase slightly compared to the prior year, primarily due to by higher underground mining costs. Gold AISC per ounce is expected to increase compared to prior year following CAS/oz and a planned increase in sustaining capital spend related to ventilation raise 9 (VR9).
Boddington

2026E	Production	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold (Koz)	580	$1,160	$1,630
Copper (ktonne)	17
Boddington gold production is expected to increase slightly in 2026 due to higher mill throughput and increased feed grades. Production impacts from the recent bushfire are expected to be isolated to Q1 2026 and are incorporated in FY 2026 production guidance.
Boddington copper production is expected to decrease in 2026 due to lower grades based on on the mining sequence. Similar to gold, copper production is expected to be impacted in Q1 by recent bushfires.
Boddington gold CAS per ounce is expected to increase in 2026, primarily due to increased direct costs and higher royalties driven by higher gold prices, partially offset by higher sales volumes. Gold AISC per ounce is expected to increase following gold CAS per ounce and higher sustaining capital spend related to the tailings expansion.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     10

Ahafo South

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	440	$1,830	$2,160
Ahafo South production is expected to decrease in 2026 due to the completion of the Subika open pit in 2025, as planned, along with accelerated delivery of underground material into 2025 to manage geotechnical stresses.
Ahafo South CAS per ounce is expected to increase due to lower sales volumes and higher royalties due to the higher gold price, partially offset by expected favorable inventory changes. Gold AISC per ounce is expected to increase following CAS per ounce, partially offset by lower sustaining capital spend related to tailings and equipment.
Ahafo North

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	315	$1,045	$1,285
Ahafo North will have its first full year of production and costs in 2026 after declaring commercial production in Q4 2025 with expected continued mill ramp-up throughout the year.
Merian

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	225	$1,480	$1,800
Merian production is expected to increase as a result of higher feed grades from the acceleration in mining of Merian 2 Phase 3.
Merian gold CAS per ounce is expected to decrease due to higher sales volumes, more than offsetting higher direct costs and higher royalties due to the higher gold price. Gold AISC per ounce is expected to decrease following CAS per ounce, partially offset by higher sustaining capital spend.
Cerro Negro

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	220	$1,430	$1,960
Cerro Negro production is expected to increase due to higher tonnes mined and processed from productivity initiatives implemented in 2025.
Cerro Negro gold CAS per ounce is expected to decrease as higher production combined with increased by-product silver credits more than offsets higher direct costs, unfavorable inventory changes and higher royalties driven by the higher gold price. Gold AISC per ounce is expected to decrease following CAS per ounce combined with lower sustaining capital spend.
Yanacocha

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	460	$1,070	$1,170
In 2026, Yanacocha will continue to progress as a leach-only operation, with leaching cycles extending by roughly 50 percent due to declining recovery rates. Newmont is implementing a capital efficient extension to leverage current infrastructure to continue mining operations at the site through 2026 and into 2027, adding additional low-cost ounces to Newmont's production profile in early 2027, with further upside potential.
Yanacocha gold CAS per ounce is expected to increase due to lower sales volumes, combined with higher royalties, production taxes, and workers participation payments driven by the higher gold price. Gold AISC per ounce is expected to increase following gold CAS per ounce, partially offset by lower reclamation spend.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     11

Peñasquito

2026E	Production	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold (Koz)	185	$(4,325)	$(2,395)
Silver (Moz)	32
Lead (ktonne)	90
Zinc (ktonne)	220
Peñasquito gold production is expected to decrease in 2026 due to the ramp-down of mining at Peñasco Phase 7 as planned.
Peñasquito silver production is expected to increase, while lead and zinc production is expected to decrease largely due to grades milled, including increased stockpile processing in 2026.
Peñasquito gold CAS and AISC per ounce are expected to decrease due to higher silver sales at higher prices and lower operating costs, partially offset by lower gold sales volumes.
Red Chris

2026E	Production	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold (Koz)	35	$1,390	$3,625
Copper (ktonne)	20
Red Chris gold production is expected to decrease in 2026 primarily due to stockpile processing during planned stripping.
Red Chris copper production is expected to decrease due to lower grades as stripping increases for Phase 8 and an updated pit design related to Phase 7.
Red Chris gold CAS per ounce is expected to increase primarily due to lower gold production. Gold AISC per ounce is expected to increase following higher CAS per ounce and higher sustaining capital spend for tailings work.
Brucejack

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Gold	260	$1,475	$2,085
Brucejack gold production is expected to increase due to improved stope availability and ore throughput in 2026.
Brucejack gold CAS per ounce is expected to be in line with 2025, as higher production offsets increased royalties driven by the higher gold price, as well as additional underground mining development costs and unfavorable inventory changes. Gold AISC per ounce is expected to increase slightly due to higher sustaining capital spend for access roads and underground development.
Non-Managed Portfolio

2026E	Production (Koz)	Gold By-Product CAS ($/oz)	Gold By-Product AISC ($/oz)
Nevada Gold Mines (NGM) (1)	935	$1,400	$1,775
Pueblo Viejo (2)	255
Fruta Del Norte (3)	155
1 Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
2 Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
3 Attributable production includes Newmont’s 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarterly-lag.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     12

2026 Guidance Summary

2026 Guidance (+/- 5%) (1)	Consolidated Production (Koz)	Attributable Production (Koz)	Consolidated By-Product CAS ($/oz)	Consolidated By-Product AISC ($/oz) (2)	Attributable Sustaining Capital ($M)	Attributable Development Capital ($M)
Managed Portfolio
Lihir	560	560	1,475	1,765	95	140
Cadia	270	270	(180)	1,575	425	370
Tanami	365	365	1,250	2,145	270	330
Boddington	580	580	1,160	1,630	225	—
Ahafo South	440	440	1,830	2,160	115	10
Ahafo North	315	315	1,045	1,285	55	30
Merian (3)	300	225	1,480	1,800	80	—
Cerro Negro	220	220	1,430	1,960	95	120
Yanacocha	460	460	1,070	1,170	10	—
Peñasquito	185	185	(4,325)	(2,395)	100	—
Red Chris	35	35	1,390	3,625	60	160
Brucejack	260	260	1,475	2,085	115	—
Non-Managed Portfolio
Nevada Gold Mines (4)	935	935	1,400	1,775	290	240
Pueblo Viejo (5)		255
Fruta Del Norte (6)		155
Co-Product Production
Cadia - Copper (ktonne)	65	65
Boddington - Copper (ktonne)	17	17
Peñasquito - Silver (Moz)	32	32
Peñasquito - Lead (ktonne)	90	90
Peñasquito - Zinc (ktonne)	220	220
Red Chris - Copper (ktonne)	20	20
____________________________
1 2026 guidance projections are considered forward-looking statements and represent management’s good faith estimates or expectations of future production results as of February 19, 2026. Guidance is based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2026 Guidance assumes $4,500/oz Au, $5.00/lb Cu, $60.00/oz Ag, $1.30/lb Zn, $0.90/lb Pb, $0.70 AUD/USD exchange rate, $0.75 CAD/USD exchange rate and $70/barrel Brent. Production, CAS, AISC and capital estimates exclude projects that have not yet been approved. The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Guidance. Assumptions used for purposes of Guidance may prove to be incorrect and actual results may differ from those anticipated, including variation beyond a +/-5% range. Guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon Guidance and forward-looking statements as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur. Amounts may not recalculate to totals due to rounding. See cautionary statement at the end of this release.
2 All-in sustaining costs (AISC) as used in the Company’s Guidance is a non-GAAP metric; see 2026 Guidance - Gold AISC Reconciliation and related note for further information.
3 Consolidated production for Merian is presented on a total production basis for the mine site; attributable production represents a 75% interest for Merian.
4 Represents the ownership interest in the Nevada Gold Mines (NGM) joint venture. NGM is owned 38.5% by Newmont and owned 61.5% and operated by Barrick. The Company accounts for its interest in NGM using the proportionate consolidation method, thereby recognizing its pro-rata share of the assets, liabilities and operations of NGM.
5 Attributable production includes Newmont’s 40% interest in Pueblo Viejo, which is accounted for as an equity method investment.
6 Attributable production includes Newmont’s 32.0% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     13

	2024					2025
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Sales Volumes
Consolidated gold ounces sold (thousands)	1,599	1,543	1,568	1,829	6,539	1,442	1,380	1,319	1,378	5,519
Attributable gold ounces sold (thousands) (1)	1,581	1,528	1,551	1,811	6,471	1,430	1,363	1,308	1,358	5,459
Consolidated copper tonnes sold (thousands)	36	39	35	40	150	35	37	31	31	134
Consolidated silver ounces sold (millions)	10	8	6	9	33	6	7	8	7	28
Consolidated lead tonnes sold (thousands)	29	20	17	31	97	21	23	27	24	95
Consolidated zinc tonnes sold (thousands)	61	52	61	73	247	73	56	68	49	246

Average Realized Price ($/oz, $/lb)
Average realized gold price	$2,090	$2,347	$2,518	$2,643	$2,408	$2,944	$3,320	$3,539	$4,216	$3,498
Average realized copper price	$3.72	$4.47	$4.31	$3.57	$4.00	$4.65	$4.37	$4.67	$6.04	$4.89
Average realized silver price	$20.41	$26.20	$25.98	$25.15	$24.13	$30.12	$29.50	$37.02	$57.29	$38.92
Average realized lead price	$0.92	$1.05	$0.86	$0.86	$0.91	$0.89	$0.88	$0.86	$0.88	$0.87
Average realized zinc price	$0.92	$1.31	$1.14	$1.21	$1.14	$1.13	$1.13	$1.29	$1.41	$1.23

Attributable Gold Production (koz)
Lihir	181	141	129	163	614	164	160	129	132	585
Cadia	122	117	115	110	464	103	104	97	81	385
Tanami	90	99	102	117	408	78	90	100	123	391
Boddington	142	147	137	164	590	126	147	146	146	565
Ahafo South (2)	190	184	213	211	798	205	197	145	119	664
Ahafo North (2)	—	—	—	—	—	—	—	—	68	70
Merian (75%)	57	46	43	59	205	47	40	35	56	178
Cerro Negro	81	19	60	78	238	28	42	68	64	202
Yanacocha	91	78	93	92	354	105	131	152	127	515
Peñasquito	45	64	63	127	299	123	148	88	56	415
Red Chris (70%)	6	9	9	16	40	14	15	15	18	62
Brucejack	37	60	89	72	258	41	50	79	61	231
Managed Core Portfolio	1,042	964	1,053	1,209	4,268	1,034	1,124	1,054	1,051	4,263
Nevada Gold Mines (38.5%)	264	253	242	280	1,039	216	239	251	293	999
Pueblo Viejo (40%) (3)	54	53	66	62	235	49	63	72	69	253
Fruta Del Norte (32%) (4)	21	35	43	39	138	43	38	44	40	165
Non-Managed Core Portfolio	339	341	351	381	1,412	308	340	367	402	1,417
Total Core Portfolio	1,381	1,305	1,404	1,590	5,680	1,342	1,464	1,421	1,453	5,680
Non-Core Assets (5)	294	302	264	309	1,169	195	14	—	—	209
Total Attributable Gold Production	1,675	1,607	1,668	1,899	6,849	1,537	1,478	1,421	1,453	5,889

Co-Product Production
Cadia copper tonnes (thousands)	21	22	21	23	87	21	22	22	17	82
Boddington copper tonnes (thousands)	9	10	9	9	37	7	7	6	4	24
Red Chris copper tonnes (thousands)	5	6	6	9	26	7	7	7	8	29
Telfer copper tonnes (thousands) (5)	1	—	1	1	3	—	—	—	—	—
Total copper tonnes (thousands)	36	38	37	42	153	35	36	35	29	135
Peñasquito silver ounces (millions)	9	8	7	9	33	6	8	7	7	28
Peñasquito lead tonnes (thousands)	28	20	19	29	96	22	27	26	23	98
Peñasquito zinc tonnes (thousands)	58	65	58	77	258	59	67	59	46	231

Total CAS ($M)
Total CAS	$2,106	$2,156	$2,310	$2,391	$8,963	$2,106	$2,001	$1,951	$2,027	$8,085

Gold By-Product CAS Consolidated ($/oz)
Lihir	$936	$1,101	$1,619	$1,523	$1,270	$1,009	$1,287	$1,468	$1,484	$1,297
Cadia	$(228)	$(626)	$(398)	$(173)	$(366)	$(643)	$(514)	$(593)	$(1,007)	$(676)
Tanami	$902	$1,018	$979	$898	$947	$1,087	$1,278	$1,158	$963	$1,114
Boddington	$810	$750	$863	$916	$840	$970	$1,000	$1,054	$1,002	$1,005
Ahafo South	$865	$976	$867	$916	$904	$1,238	$1,010	$1,309	$1,458	$1,227
Ahafo North	$—	$—	$—	$—	$—	$—	$—	$—	$532	$532
Merian (75%)	$1,221	$1,546	$1,795	$1,334	$1,457	$1,497	$1,808	$1,722	$1,297	$1,562
Cerro Negro	$861	$2,506	$1,535	$1,177	$1,325	$2,063	$2,118	$1,375	$1,240	$1,594
Yanacocha	$972	$1,000	$1,072	$970	$1,003	$961	$882	$769	$618	$795
Peñasquito	$(2,091)	$(2,047)	$(1,036)	$(1,587)	$(1,659)	$(949)	$(880)	$(1,882)	$(3,587)	$(1,578)
Red Chris (70%)	$(1,143)	$(2,556)	$5,125	$(1,333)	$(256)	$(1,200)	$71	$125	$(1,789)	$(723)
Brucejack	$2,175	$1,390	$970	$1,126	$1,254	$1,800	$1,861	$1,184	$1,257	$1,465
Managed Core Portfolio	$691	$635	$884	$677	$722	$733	$789	$732	$594	$713
Nevada Gold Mines (38.5%)	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448	$1,241	$1,258	$1,334
Non-Managed Core Portfolio	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448	$1,241	$1,258	$1,334
Total Core Portfolio	$790	$756	$964	$768	$819	$854	$903	$831	$738	$830
Total Gold By-Product CAS/oz (6)(7)	$891	$892	$1,052	$862	$922	$930	$917	$831	$738	$855

NEWMONT FULL YEAR AND FOURTH QUARTER 2025 RESULTS | NEWS RELEASE     14

	2024					2025
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Gold Co-Product CAS ($/oz)
Cadia	$648	$624	$723	$616	$653	$794	$805	$820	$981	$845
Boddington	$1,016	$1,022	$1,098	$1,084	$1,056	$1,239	$1,207	$1,268	$1,262	$1,244
Peñasquito	$853	$827	$985	$630	$776	$898	$756	$956	$1,235	$922
Red Chris (70%)	$940	$951	$2,228	$901	$1,225	$1,106	$1,475	$1,492	$1,352	$1,358
Managed Core Portfolio	$955	$1,053	$1,117	$1,021	$1,036	$1,150	$1,154	$1,172	$1,140	$1,154
Non-Managed Core Portfolio	$1,177	$1,220	$1,311	$1,177	$1,219	$1,426	$1,448	$1,241	$1,258	$1,334
Total Core Portfolio	$1,000	$1,087	$1,153	$1,050	$1,071	$1,198	$1,204	$1,185	$1,166	$1,188
Non-Core Assets (5)	$1,306	$1,398	$1,474	$1,316	$1,370	$1,410	$2,032	$—	$—	$1,456
Total Gold Co-Product CAS/oz (6)	$1,057	$1,152	$1,207	$1,096	$1,126	$1,227	$1,215	$1,185	$1,166	$1,199

Co-Product CAS ($/unit)
Cadia - copper ($/tonne)	$3,271	$3,044	$3,774	$3,209	$3,321	$3,468	$3,517	$3,534	$4,289	$3,688
Boddington - copper ($/tonne)	$5,192	$5,680	$5,605	$5,477	$5,480	$5,423	$5,163	$5,048	$5,548	$5,287
Red Chris - copper ($/tonne)	$5,571	$5,043	$12,296	$4,645	$6,663	$4,991	$6,738	$6,870	$5,783	$6,087
Telfer - copper ($/tonne) (5)	$15,885	$10,692	N.M.	$8,582	$13,214	$—	$—	$—	$—	$—
Total - copper ($/tonne)	$4,452	$4,184	$5,748	$4,247	$4,625	$4,182	$4,422	$4,531	$4,821	$4,476
Peñasquito- silver ($/ounce)	$11	$12	$13	$8	$11	$10	$9	$12	$16	$12
Peñasquito - lead ($/tonne)	$1,215	$1,355	$1,555	$904	$1,201	$997	$933	$1,212	$1,728	$1,226
Peñasquito - zinc ($/tonne)	$1,764	$1,867	$1,944	$1,429	$1,729	$1,499	$1,376	$1,743	$2,433	$1,723

Gold By-Product AISC Consolidated ($/oz)
Lihir	$1,256	$1,212	$1,883	$1,781	$1,512	$1,339	$1,563	$1,810	$1,775	$1,607
Cadia	$535	$293	$159	$750	$425	$133	$92	$99	$213	$135
Tanami	$1,149	$1,276	$1,334	$1,340	$1,281	$1,659	$1,698	$1,748	$1,738	$1,716
Boddington	$1,085	$1,044	$1,226	$1,179	$1,134	$1,348	$1,250	$1,346	$1,343	$1,321
Ahafo South	$1,010	$1,123	$1,043	$1,113	$1,072	$1,462	$1,220	$1,541	$1,932	$1,494
Ahafo North	$—	$—	$—	$—	$—	$—	$—	$—	$691	$696
Merian (75%)	$1,530	$2,170	$2,153	$1,656	$1,852	$1,864	$2,074	$2,255	$1,628	$1,921
Cerro Negro	$1,120	$3,010	$1,878	$1,430	$1,631	$2,857	$3,023	$1,776	$1,831	$2,220
Yanacocha	$1,123	$1,217	$1,285	$1,166	$1,196	$1,170	$1,144	$868	$740	$964
Peñasquito	$(91)	$(859)	$411	$(810)	$(476)	$(254)	$(406)	$(1,216)	$(2,440)	$(889)
Red Chris (70%)	$857	$778	$7,250	$(333)	$1,692	$(467)	$1,357	$1,625	$(847)	$398
Brucejack	$2,580	$1,929	$1,197	$1,498	$1,603	$2,230	$2,490	$1,763	$1,815	$2,020
Managed Core Portfolio	$1,212	$1,211	$1,401	$1,203	$1,256	$1,309	$1,276	$1,255	$1,245	$1,271
Nevada Gold Mines (38.5%)	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771	$1,502	$1,508	$1,629
Non-Managed Core Portfolio	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771	$1,502	$1,508	$1,629
Total Core Portfolio	$1,286	$1,310	$1,452	$1,256	$1,324	$1,394	$1,360	$1,303	$1,302	$1,339
Total Gold By-Product AISC/oz (6)(7)	$1,373	$1,412	$1,542	$1,319	$1,408	$1,447	$1,375	$1,303	$1,302	$1,358

Gold Co-Product AISC ($/oz)
Cadia	$989	$1,064	$1,078	$1,061	$1,048	$1,184	$1,109	$1,188	$1,584	$1,253
Boddington	$1,242	$1,237	$1,398	$1,286	$1,288	$1,544	$1,422	$1,524	$1,565	$1,514
Peñasquito	$1,079	$1,038	$1,224	$818	$984	$1,091	$944	$1,133	$1,491	$1,120
Red Chris (70%)	$1,277	$1,613	$2,633	$1,131	$1,607	$1,322	$1,903	$2,037	$1,723	$1,750
Managed Core Portfolio	$1,327	$1,461	$1,509	$1,411	$1,426	$1,596	$1,542	$1,582	$1,651	$1,592
Non-Managed Core Portfolio	$1,576	$1,689	$1,675	$1,492	$1,605	$1,789	$1,771	$1,502	$1,508	$1,629
Total Core Portfolio	$1,378	$1,508	$1,540	$1,425	$1,461	$1,630	$1,582	$1,566	$1,620	$1,599
Non-Core Assets (5)	$1,712	$1,770	$1,967	$1,634	$1,762	$1,787	$2,550	$—	$—	$1,845
Total Gold Co-Product AISC/oz (6)	$1,439	$1,562	$1,611	$1,463	$1,516	$1,651	$1,593	$1,566	$1,620	$1,609

Co-Product AISC ($/unit)
Cadia - copper ($/tonne)	$5,659	$5,644	$4,849	$5,612	$5,442	$5,316	$4,909	$5,187	$7,106	$5,584
Boddington - copper ($/tonne)	$5,959	$6,914	$6,436	$6,545	$6,462	$6,760	$5,917	$5,985	$6,757	$6,340
Red Chris - copper ($/tonne)	$7,718	$8,599	$14,960	$6,007	$9,037	$6,053	$8,550	$9,111	$7,066	$7,681
Telfer - copper ($/tonne) (5)	$20,643	$15,112	N.M.	$5,106	$15,903	$—	$—	$—	$—	$—
Total - copper ($/tonne)	$6,392	$6,675	$7,423	$6,162	$6,638	$6,014	$6,068	$6,440	$7,305	$6,423
Peñasquito - silver ($/ounce)	$15	$15	$17	$11	$14	$13	$12	$15	$20	$15
Peñasquito - lead ($/tonne)	$1,500	$1,601	$1,879	$1,132	$1,467	$1,185	$1,146	$1,405	$2,054	$1,456
Peñasquito - zinc ($/tonne)	$2,368	$2,498	$2,614	$2,015	$2,350	$2,026	$1,659	$2,105	$2,994	$2,156
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold, in which the Company holds a 32% interest and is accounted for as an equity method investment.
(2)In the fourth quarter of 2025, the Ahafo North development project achieved commercial production and became a reportable segment. Prior to that date, Ahafo North development gold ounces of 2 were included in the Ahafo South reportable segment.
(3)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 32% interest in Lundin Gold, which wholly owns and operates the Fruta del Norte mine and is accounted for on a quarterly lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)The Company completed the sale of Telfer in the fourth quarter of 2024, CC&V, Musselwhite, and Éléonore in the first quarter of 2025, and Porcupine and Akyem in the second quarter of 2025. Refer to Note 3 of the Consolidated Financial Statements for further information.
(6)Non-GAAP measure. See end of this release for reconciliation.
(7)Certain amounts for the prior period have been recast to reflect current year presentation.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     15

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions except per share)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY

Sales	$4,023	$4,402	$4,605	$5,652	$18,682	$5,010	$5,317	$5,524	$6,818	$22,669

Costs and expenses:
Costs applicable to sales (2)	2,106	2,156	2,310	2,391	8,963	2,106	2,001	1,951	2,027	8,085
Depreciation and amortization	654	602	631	689	2,576	593	620	643	665	2,521
Reclamation and remediation	98	94	132	4	328	93	83	123	(50)	249
Exploration	53	57	74	82	266	49	61	65	68	243
Advanced projects, research and development	53	49	47	48	197	43	40	40	43	166
General and administrative	101	100	113	128	442	110	95	86	91	382
Impairment charges	12	9	18	39	78	15	9	39	779	842
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)	(699)	(99)	8	(1,066)
Other expense, net	61	50	37	43	191	28	39	100	119	286
	3,623	3,363	3,477	3,692	14,155	2,761	2,249	2,948	3,750	11,708
Other income (expense):
Change in fair value of investments and options	31	(9)	17	23	62	291	151	38	124	604
Other income (loss), net	90	109	—	164	363	10	(36)	(55)	87	6
Interest expense, net of capitalized interest	(93)	(103)	(86)	(93)	(375)	(79)	(65)	(52)	(33)	(229)
	28	(3)	(69)	94	50	222	50	(69)	178	381
Income (loss) before income and mining tax and other items	428	1,036	1,059	2,054	4,577	2,471	3,118	2,507	3,246	11,342
Income and mining tax benefit (expense)	(260)	(191)	(244)	(702)	(1,397)	(647)	(1,092)	(787)	(2,070)	(4,596)
Equity income (loss) of affiliates	7	(3)	60	69	133	78	49	123	171	421
Net income (loss) from continuing operations	175	842	875	1,421	3,313	1,902	2,075	1,843	1,347	7,167
Net income (loss) from discontinued operations	4	15	49	—	68	—	—	—	—	—
Net income (loss)	179	857	924	1,421	3,381	1,902	2,075	1,843	1,347	7,167
Net loss (income) attributable to noncontrolling interests	(9)	(4)	(2)	(18)	(33)	(11)	(14)	(11)	(46)	(82)
Net income (loss) attributable to Newmont stockholders	$170	$853	$922	$1,403	$3,348	$1,891	$2,061	$1,832	$1,301	$7,085

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$166	$838	$873	$1,403	$3,280	$1,891	$2,061	$1,832	$1,301	$7,085
Discontinued operations	4	15	49	—	68	—	—	—	—	—
	$170	$853	$922	$1,403	$3,348	$1,891	$2,061	$1,832	$1,301	$7,085

Weighted average common shares (millions):
Basic	1,153	1,153	1,147	1,133	1,146	1,126	1,110	1,097	1,090	1,106
Effect of employee stock-based awards	—	2	2	2	2	1	2	3	4	2
Diluted	1,153	1,155	1,149	1,135	1,148	1,127	1,112	1,100	1,094	1,108

Net income (loss) attributable to Newmont stockholders per common share:
Basic:
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68	$1.86	$1.67	$1.19	$6.41
Discontinued operations	—	0.01	0.04	—	0.06	—	—	—	—	—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68	$1.86	$1.67	$1.19	$6.41
Diluted: (2)
Continuing operations	$0.15	$0.73	$0.76	$1.24	$2.86	$1.68	$1.85	$1.67	$1.19	$6.39
Discontinued operations	—	0.01	0.04	—	0.06	—	—	—	—	—
	$0.15	$0.74	$0.80	$1.24	$2.92	$1.68	$1.85	$1.67	$1.19	$6.39
____________________________
(1)Certain amounts and disclosures in prior periods have been reclassified to conform to the current year presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     16

NEWMONT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions)

	2024 (1)				2025 (1)
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$4,698	$6,185	$5,639	$7,647
Trade receivables	782	955	974	1,056	887	637	1,047	1,067
Investments	23	50	43	21	18	468	328	594
Inventories	1,385	1,467	1,487	1,423	1,493	1,500	1,504	1,512
Stockpiles and ore on leach pads	745	681	688	761	792	767	944	1,177
Other receivables	383	517	412	496	428	521	506	678
Other current assets	496	428	383	290	225	219	238	391
Assets held for sale	5,656	5,370	5,574	4,609	2,199	102	166	—
Current assets	11,806	12,070	12,577	12,275	10,740	10,399	10,372	13,066
Property, plant and mine development, net	33,564	33,655	33,697	33,547	33,568	33,591	33,621	33,310
Investments	4,138	4,141	4,150	4,471	4,856	4,455	4,103	4,186
Stockpiles and ore on leach pads	1,837	2,002	2,114	2,266	2,409	2,540	2,521	2,410
Deferred income tax assets	210	273	229	124	59	55	40	45
Goodwill	2,792	2,792	2,721	2,658	2,658	2,658	2,658	2,658
Other non-current assets	988	745	687	1,008	1,229	1,467	1,375	1,446
Total assets	$55,335	$55,678	$56,175	$56,349	$55,519	$55,165	$54,690	$57,121
LIABILITIES
Accounts payable	$698	$683	$772	$843	$771	$742	$832	$816
Employee-related benefits	414	457	542	630	502	562	750	898
Income and mining taxes payable	136	264	317	381	378	705	884	1,188
Lease and other financing obligations	99	104	112	107	109	112	116	118
Debt	—	—	—	924	—	—	—	—
Other current liabilities	1,784	1,819	2,081	2,481	2,357	2,544	2,500	2,692
Liabilities held for sale	2,351	2,405	2,584	2,177	1,309	5	4	—
Current liabilities	5,482	5,732	6,408	7,543	5,426	4,670	5,086	5,712
Debt	8,933	8,692	8,550	7,552	7,507	7,132	5,180	5,115
Lease and other financing obligations	436	429	437	389	370	363	355	356
Reclamation and remediation liabilities	6,652	6,620	6,410	6,394	6,376	6,216	6,228	6,297
Deferred income tax liabilities	3,094	3,046	2,883	2,820	2,733	2,890	2,885	4,045
Employee-related benefits	610	616	632	555	575	596	583	634
Silver streaming agreement	753	733	721	699	671	646	623	598
Other non-current liabilities	300	247	238	288	430	365	339	322
Total liabilities	26,260	26,115	26,279	26,240	24,088	22,878	21,279	23,079
EQUITY
Common stock	1,855	1,851	1,840	1,813	1,803	1,772	1,760	1,753
Treasury stock	(274)	(274)	(276)	(278)	(293)	(294)	(297)	(301)
Additional paid-in capital	30,436	30,394	30,228	29,808	29,624	29,141	28,955	28,847
Accumulated other comprehensive income (loss)	(16)	(7)	21	(95)	(39)	44	109	137
(Accumulated deficit) Retained earnings	(3,111)	(2,585)	(2,101)	(1,320)	153	1,449	2,699	3,431
Newmont stockholders' equity	28,890	29,379	29,712	29,928	31,248	32,112	33,226	33,867
Noncontrolling interests	185	184	184	181	183	175	185	175
Total equity	29,075	29,563	29,896	30,109	31,431	32,287	33,411	34,042
Total liabilities and equity	$55,335	$55,678	$56,175	$56,349	$55,519	$55,165	$54,690	$57,121
____________________________
(1)Certain amounts and disclosures in prior periods have been reclassified to conform to the current year presentation.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     17

NEWMONT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	2024 (1)					2025 (1)
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY
Operating activities:
Net income (loss)	$179	$857	$924	$1,421	$3,381	$1,902	$2,075	$1,843	$1,347	$7,167
Adjustments:
Depreciation and amortization	654	602	631	689	2,576	593	620	643	665	2,521
Impairment charges	12	9	18	39	78	15	9	39	779	842
(Gain) loss on sale of assets held for sale	485	246	115	268	1,114	(276)	(699)	(99)	8	(1,066)
Net loss (income) from discontinued operations	(4)	(15)	(49)	—	(68)	—	—	—	—	—
Deferred income taxes	53	(95)	7	115	80	125	217	74	975	1,391
Change in fair value of investments and options	(31)	9	(17)	(23)	(62)	(291)	(151)	(38)	(124)	(604)
Reclamation and remediation	94	88	124	(4)	302	89	77	116	(63)	219
Loss (gain) on debt extinguishment	—	(14)	(15)	(3)	(32)	10	18	72	1	101
Stock-based compensation	21	23	22	23	89	21	27	23	28	99
Other non-cash adjustments	(21)	(53)	86	(127)	(115)	(16)	35	(89)	(56)	(126)
Cash from operations before working capital (2)	1,442	1,657	1,846	2,398	7,343	2,172	2,228	2,584	3,560	10,544
Change in operating assets and liabilities:
Trade and other receivables	(84)	(140)	(83)	(134)	(441)	228	215	(369)	(167)	(93)
Inventories, stockpiles and ore on leach pads	(193)	(185)	(202)	46	(534)	(175)	(61)	(106)	(112)	(454)
Other assets	(7)	63	7	1	64	(9)	(89)	(45)	(104)	(247)
Accounts payable	(91)	(32)	69	52	(2)	(69)	(30)	91	(11)	(19)
Reclamation and remediation liabilities	(59)	(107)	(107)	(160)	(433)	(95)	(185)	(247)	(276)	(803)
Accrued tax liabilities (3)	90	52	(60)	153	235	91	263	173	512	1,039
Other accrued liabilities	(322)	86	167	155	86	(112)	43	217	219	367
Net change in operating assets and liabilities	(666)	(263)	(209)	113	(1,025)	(141)	156	(286)	61	(210)
Net cash provided by (used in) operating activities of continuing operations	776	1,394	1,637	2,511	6,318	2,031	2,384	2,298	3,621	10,334
Net cash provided by (used in) operating activities of discontinued operations	—	34	11	—	45	—	—	—	—	—
Net cash provided by (used in) operating activities	776	1,428	1,648	2,511	6,363	2,031	2,384	2,298	3,621	10,334

Investing activities:
Additions to property, plant and mine development	(850)	(800)	(877)	(875)	(3,402)	(826)	(674)	(727)	(808)	(3,035)
Proceeds from sales of mining operations and other assets, net	—	180	150	230	560	1,684	991	114	22	2,811
Proceeds from sales of investments	3	9	3	6	21	7	367	578	34	986
Return of investment from equity method investees	25	16	14	1	56	20	24	11	7	62
Contributions to equity method investees	(15)	(5)	(15)	(61)	(96)	(31)	(17)	(4)	(7)	(59)
Purchases of investments	—	(60)	(2)	(4)	(66)	(1)	(12)	(1)	—	(14)
Maturities of investments	—	—	28	—	28	—	—	—	—	—
Other	39	19	(16)	2	44	(115)	—	(2)	(28)	(145)
Net cash provided by (used in) investing activities of continuing operations	(798)	(641)	(715)	(701)	(2,855)	738	679	(31)	(780)	606
Net cash provided by (used in) investing activities of discontinued operations	—	—	153	—	153	—	—	—	—	—
Net cash provided by (used in) investing activities	(798)	(641)	(562)	(701)	(2,702)	738	679	(31)	(780)	606

Financing activities:
Repayment of debt	(3,423)	(227)	(133)	(77)	(3,860)	(985)	(398)	(1,977)	(70)	(3,430)
Repurchases of common stock	—	(104)	(344)	(798)	(1,246)	(348)	(1,011)	(516)	(428)	(2,303)
Dividends paid to common stockholders	(288)	(289)	(286)	(282)	(1,145)	(282)	(279)	(273)	(272)	(1,106)
Distributions to noncontrolling interests	(41)	(36)	(36)	(48)	(161)	(44)	(56)	(32)	(85)	(217)
Funding from noncontrolling interests	22	31	34	28	115	39	31	33	30	133
Payments on lease and other financing obligations	(18)	(22)	(22)	(25)	(87)	(23)	(23)	(24)	(25)	(95)
Payments for withholding of employee taxes related to stock-based compensation	(10)	—	(2)	(2)	(14)	(15)	(1)	(3)	(4)	(23)
Proceeds from issuance of debt, net	3,476	—	—	—	3,476	—	—	—	—	—
Other	(17)	(11)	—	(3)	(31)	(4)	(8)	(8)	21	1
Net cash provided by (used in) financing activities	(299)	(658)	(789)	(1,207)	(2,953)	(1,662)	(1,745)	(2,800)	(833)	(7,040)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3)	(11)	(1)	(5)	(20)	(5)	10	(13)	4	(4)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(324)	118	296	598	688	1,102	1,328	(546)	2,012	3,896
Less: cash and restricted cash reclassified to assets held for sale (4)	(395)	137	118	2	(138)	(22)	160	—	—	138
Net change in cash, cash equivalents and restricted cash	(719)	255	414	600	550	1,080	1,488	(546)	2,012	4,034
Cash, cash equivalents and restricted cash at beginning of period	3,100	2,381	2,636	3,050	3,100	3,650	4,730	6,218	5,672	3,650
Cash, cash equivalents and restricted cash at end of period	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730	$6,218	$5,672	$7,684	$7,684

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,336	$2,602	$3,016	$3,619	$3,619	$4,698	$6,185	$5,639	$7,647	$7,647
Restricted cash included in Other current assets	6	6	3	1	1	1	2	1	3	3
Restricted cash included in Other non-current assets	39	28	31	30	30	31	31	32	34	34
Total cash, cash equivalents and restricted cash	$2,381	$2,636	$3,050	$3,650	$3,650	$4,730	$6,218	$5,672	$7,684	$7,684
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     18

____________________________
(1)Certain amounts and disclosures in prior periods have been reclassified to conform to the current year presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)Cash payments for income and mining taxes, net of refunds, of $966 for the year ended December 31, 2024 is comprised of $96, $208, $254, and $408 for the first, second, third, and fourth quarter, respectively. Cash payments for income and mining taxes, net of refunds, of $2,458 for the year ended December 31, 2025 is comprised of $465, $648, $588, and $757 for the first, second, third, and fourth quarter, respectively.
(4)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets, including Cash and cash equivalents and restricted cash, included in Other current assets and Other non-current assets, were reclassified to Assets held for sale. At December 31, 2025, no amounts relating to Cash and cash equivalents and restricted cash remained in Assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for additional information.
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Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, refer to Note 1 to the Consolidated Financial Statements.
Adjusted Net Income (loss)
Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended December 31, 2025			Year Ended December 31, 2025
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$1,301	$1.19	$1.19	$7,085	$6.41	$6.39
(Gain) loss on sale of assets held for sale (2)	8	0.01	0.01	(1,066)	(0.97)	(0.97)
Impairment charges (3)	779	0.71	0.71	841	0.76	0.76
Change in fair value of investments and options (4)	(124)	(0.11)	(0.11)	(604)	(0.54)	(0.54)
Restructuring and severance (5)	75	0.07	0.07	184	0.16	0.16
Loss on debt extinguishment (6)	1	—	—	101	0.09	0.09
Reclamation and remediation charges (7)	(137)	(0.12)	(0.12)	(96)	(0.09)	(0.09)
Loss on asset and investment sales (8)	7	—	—	20	0.02	0.02
Settlement costs (9)	1	—	—	2	—	—
Newcrest transaction and integration costs (10)	4	—	—	—	—	—
Other (11)	(13)	(0.01)	(0.01)	3	—	—
Tax effect of adjustments (12)	(53)	(0.05)	(0.05)	281	0.27	0.27
Valuation allowance and other tax adjustments (13)	904	0.83	0.83	883	0.80	0.80
Adjusted net income (loss)	$2,753	$2.52	$2.52	$7,634	$6.91	$6.89

Weighted average common shares (millions): (14)		1,090	1,094		1,106	1,108
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)Primarily consists of the gain on the sales of certain non-core assets; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for further information.
(3)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Impairment charges. Refer to Note 7 of the Consolidated Financial Statements for further information. Amounts are presented net of Net loss (income) attributable to non-controlling interests of $— and $(1), respectively.
(4)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Change in fair value of investments and options.
(5)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company; included in Other expense, net. Refer to Note 8 of the Consolidated Financial Statements for further information. Amounts are presented net of Net loss (income) attributable to non-controlling interests of $— and $(2), respectively.
(6)Represents the losses on debt redemptions; included in Other income (loss), net. Refer to Note 20 of the Consolidated Financial Statements for further information.
(7)Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 of the Consolidated Financial Statements for further information.
(8)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(9)Primarily consists of litigation expenses and other settlements; included in Other expense, net.
(10)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(11)Primarily consists of costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net. Refer to Note 3 of the Consolidated Financial Statements for further information.
(12)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (11), as described above, and are calculated using the applicable tax rate.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     20

(13)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months and year ended December 31, 2025 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $367and $295, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(70) and $(139), net reductions to the reserve for uncertain tax positions of $3 and $1, and other tax adjustments of $604 and $726, respectively.
(14)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP.

	Three Months Ended December 31, 2024			Year Ended December 31, 2024
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$1,403	$1.24	$1.24	$3,348	$2.92	$2.92
Net loss (income) attributable to Newmont stockholders from discontinued operations (2)	—	—	—	(68)	(0.06)	(0.06)
Net income (loss) attributable to Newmont stockholders from continuing operations	1,403	1.24	1.24	3,280	2.86	2.86
(Gain) loss on sale of assets held for sale (3)	268	0.23	0.23	1,114	0.97	0.97
Impairment charges (4)	39	0.03	0.03	78	0.07	0.07
Newcrest transaction and integration costs (5)	10	0.01	0.01	72	0.06	0.06
Reclamation and remediation charges (6)	(110)	(0.10)	(0.10)	(71)	(0.06)	(0.06)
Change in fair value of investments (7)	(23)	(0.02)	(0.02)	(62)	(0.05)	(0.05)
Settlement costs (8)	11	0.01	0.01	44	0.04	0.04
Restructuring and severance (9)	18	0.02	0.02	38	0.03	0.03
Loss (gain) on asset and investment sales (10)	1	—	—	(35)	(0.03)	(0.03)
(Gain) on debt extinguishment (11)	(3)	—	—	(32)	(0.03)	(0.03)
Pension settlements (12)	1	—	—	1	—	—
Tax effect of adjustments (13)	(19)	(0.02)	(0.02)	(315)	(0.27)	(0.27)
Valuation allowance and other tax adjustments (14)	(5)	—	—	(121)	(0.11)	(0.11)
Adjusted net income (loss)	$1,591	$1.40	$1.40	$3,991	$3.48	$3.48

Weighted average common shares (millions): (15)		1,133	1,135		1,146	1,148
____________________________
(1)Per share measures may not recalculate due to rounding.
(2)For additional information regarding our discontinued operations, refer to Note 1 of the Consolidated Financial Statements.
(3)Primarily consists of the loss on the sales of certain non-core assets and write-downs on assets held for sale; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for further information.
(4)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Impairment charges. Refer to Note 7 of the Consolidated Financial Statements for further information.
(5)Represents costs incurred related to the Newcrest transaction; included in Other expense, net.
(6)Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 of the Consolidated Financial Statements for further information.
(7)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Change in fair value of investments and options.
(8)Primarily consists of wind-down and demobilization costs related to the French Guiana; included in Other expense, net.
(9)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company; included in Other expense, net. Refer to Note 8 of the Consolidated Financial Statements for further information.
(10)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(11)Represents the gains on debt redemptions; included in Other income (loss), net. Refer to Note 20 of the Consolidated Financial Statements for further information.
(12)Primarily represents pension settlement charges related to lump sum payments to participants; included in Other income (loss), net. Refer to Note 11 of the Consolidated Financial Statements for further information.
(13)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (3) through (12), as described above, and are calculated using the applicable tax rate.
(14)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three months and year ended December 31, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(221) and $(302), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $3 and $(30), net reductions to the reserve for uncertain tax positions of $(5) and $(63), recording of a deferred tax liability for the outside basis difference at Akyem of $5 and $49 due to the status change to held-for-sale, and other tax adjustments of $213 and $225, respectively.
(15)Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     21

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization
Management uses Earnings before interest, taxes, and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income (loss) attributable to Newmont stockholders	$1,301	$1,403	$7,085	$3,348
Net income (loss) attributable to non-controlling interests	46	18	82	33
Net (income) loss from discontinued operations (1)	—	—	—	(68)
Equity loss (income) of affiliates	(171)	(69)	(421)	(133)
Income and mining tax expense (benefit)	2,070	702	4,596	1,397
Depreciation and amortization	665	689	2,521	2,576
Interest expense, net of capitalized interest	33	93	229	375
EBITDA	3,944	2,836	14,092	7,528
Adjustments:
(Gain) loss on sale of assets held for sale (2)	8	268	(1,066)	1,114
Impairment charges (3)	779	39	842	78
Change in fair value of investments and options (4)	(124)	(23)	(604)	(62)
Restructuring and severance (5)	75	18	186	38
Loss (gain) on debt extinguishment (6)	1	(3)	101	(32)
Reclamation and remediation charges (7)	(137)	(110)	(96)	(71)
Loss (gain) on asset and investment sales (8)	7	1	20	(35)
Settlement costs (9)	1	11	2	44
Newcrest transaction and integration costs (10)	4	10	—	72
Pension settlements and curtailments (11)	—	1	—	1
Other (12)	(13)	—	3	—
Adjusted EBITDA	$4,545	$3,048	$13,480	$8,675
____________________________
(1)For additional information regarding our discontinued operations, refer to Note 1 of the Consolidated Financial Statements.
(2)Primarily consists of the gain on the sales of certain non-core assets in 2025 and the write-downs on assets held for sale in 2024; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for further information.
(3)Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Impairment charges. Refer to Note 7 of the Consolidated Financial Statements for further information.
(4)Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Change in fair value of investments and options.
(5)Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company; included in Other expense, net. Refer to Note 8 of the Consolidated Financial Statements for further information.
(6)Represents the losses and gains on debt redemptions; included in Other income (loss), net. Refer to Note 20 of the Consolidated Financial Statements for further information.
(7)Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 of the Consolidated Financial Statements for further information.
(8)Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.
(9)Primarily consists of litigation expenses and other settlements in 2025, and wind-down and demobilization costs related to the French Guiana project in 2024; included in Other expense, net.
(10)Represents costs incurred related to the Newcrest transaction; included in Other expense, net. In 2025, includes a gain recognized on the reduction of the stamp duty tax liability incurred as a result of the Newcrest transaction.
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(11)Represents pension settlement charges and curtailment gains; included in Other income (loss), net. Refer to Note 11 of the Consolidated Financial Statements for further information.
(12)Primarily consists of costs incurred related to transition service agreements for divested reportable segments in 2025; included in Other income (loss), net.

Net Debt
Management uses Net debt to measure the Company’s liquidity and financial position. Net debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations. The Company believes that the use of Net debt provides investors and other stakeholders with a meaningful measure of financial flexibility and balance sheet strength, and is also a key metric used in the Company’s debt covenant calculations. The Company has also presented Net debt excluding Lease and other financing obligations to provide a supplemental view of evaluating the financial flexibility and strength of the Company's balance sheet. Net debt is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of liquidity prepared in accordance with GAAP. Other companies may calculate this measure differently.
The following table sets forth a reconciliation of Net debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net debt.

	At December 31, 2025	At December 31, 2024
Debt	$5,115	$8,476
Less: Cash and cash equivalents	(7,647)	(3,619)
Less: Cash and cash equivalents included in assets held for sale (1)	—	(45)
Net debt excluding leases and other financing obligations	(2,532)	4,812
Add: Lease and other financing obligations	474	496
Net debt (cash)	$(2,058)	$5,308
____________________________
(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for additional information.

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:
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	Three Months Ended
	December 31, 2025	September 30, 2025	June 30, 2025	March 31, 2025

Net income (loss) attributable to Newmont stockholders	$1,301	$1,832	$2,061	$1,891
Net income (loss) attributable to non-controlling interests	46	11	14	11
Equity loss (income) of affiliates	(171)	(123)	(49)	(78)
Income and mining tax expense (benefit)	2,070	787	1,092	647
Depreciation and amortization	665	643	620	593
Interest expense, net of capitalized interest	33	52	65	79
EBITDA	$3,944	$3,202	$3,803	$3,143
Adjustments:
Impairment charges	$779	$39	$9	$15
Reclamation and remediation charges	(137)	41	—	—
Change in fair value of investments and options	(124)	(38)	(151)	(291)
Restructuring and severance	75	87	15	9
(Gain) loss on sale of assets held for sale	8	(99)	(699)	(276)
Loss on asset and investment sales	7	6	2	5
Newcrest transaction and integration costs	4	2	(10)	4
Loss on debt extinguishment	1	72	18	10
Settlement costs	1	(2)	—	3
Other	(13)	(1)	10	7
Adjusted EBITDA	$4,545	$3,309	$2,997	$2,629
12 month trailing Adjusted EBITDA	$13,480

Total Debt	$5,115
Less: Cash and cash equivalents	(7,647)
Net debt excluding leases and other financing obligations	(2,532)
Add: Lease and other financing obligations	474
Net debt (cash)	$(2,058)

Net debt (cash) to Adjusted EBITDA	(0.2)
____________________________
(1)See EBITDA and Adjusted EBITDA reconciliation for more details on adjustments.

Free Cash Flow
Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.
The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     24

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$3,621	$2,511	$10,334	$6,363
Less: Net cash used in (provided by) operating activities of discontinued operations	—	—	—	(45)
Net cash provided by (used in) operating activities of continuing operations	3,621	2,511	10,334	6,318
Less: Additions to property, plant and mine development	(808)	(875)	(3,035)	(3,402)
Free Cash Flow	$2,813	$1,636	$7,299	$2,916

Net cash provided by (used in) investing activities (1)	$(780)	$(701)	$606	$(2,702)
Net cash provided by (used in) financing activities	$(833)	$(1,207)	$(7,040)	$(2,953)
____________________________
(1)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

All-In Sustaining Costs
Current GAAP measures used in the mining industry, such as cost applicable to sales, do not capture all of the expenditures incurred to discover, develop, and sustain production. Therefore, Newmont calculates All-in sustaining costs (“AISC”) based on the definition published by the World Gold Council. The World Gold Council is a market development organization for the gold industry comprised of and funded by gold mining companies around the world and is a regulatory organization.
AISC is a metric that expands on GAAP measures, such as cost applicable to sales, to provide visibility into the economics of our mining operations related to expenditures, operating performance, and the ability to generate cash flow from our continuing operations. We believe that AISC is a non-GAAP measure that provides additional information to management, investors and others that aids in the understanding of the economics of our operations and performance compared to other producers and provides investors visibility by better defining the total costs associated with production.
AISC amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in IFRS, or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development (i.e. non-sustaining) activities based upon each company’s internal policies.
The following disclosure provides information regarding the adjustments made in determining the AISC measure:
Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from cost applicable to sales, such as significant revisions to recovery amounts. Cost applicable to sales includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. Cost applicable to sales is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of cost applicable to sales on the Consolidated Statements of Operations. In determining gold AISC, only the cost applicable to sales associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of cost applicable to sales included in gold AISC is derived from the cost applicable to sales presented in the Company’s Consolidated Statements of Operations less the amount of cost applicable to sales attributable to the production of other metals. The other metals' cost applicable to sales at those mine sites is disclosed in Note 4 to the Consolidated Financial Statements. The allocation of cost applicable to sales between gold and other metals is based upon the relative sales value, determined using gold equivalent ounces ("GEO") pricing, of gold and other metals produced during the period.
Reclamation costs. Includes accretion expense related to reclamation liabilities and the amortization of the related ARC for the Company’s operating properties. Accretion related to the reclamation liabilities and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of cost applicable to sales between gold and other metals.
Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to sustain current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves to sustain
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production at existing operations. As these costs relate to sustaining our production, and are considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Consolidated Statements of Operations less incurred expenses related to the development of new operations, or related to major projects at existing operations where these projects will materially benefit the operation in the future. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of cost applicable to sales between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of cost applicable to sales between gold and other metals.
General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to supporting our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis. We allocate these costs to gold and other metals at Corporate and Other using the proportion of cost applicable to sales between gold and other metals.
Other expense, net. Excludes certain exceptional or unusual expenses, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of CAS between gold and other metals.
Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on the Consolidated Statements of Operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of cost applicable to sales between gold and other metals.
Sustaining capital and lease related costs. We determined sustaining capital and lease related costs as those capital expenditures and lease payments that are necessary to maintain current production and execute the current mine plan. We determined development (i.e. non-sustaining) capital expenditures and lease payments to be those payments used to develop new operations or related to projects at existing operations where those projects will materially benefit the operation and are excluded from the calculation of AISC. The classification of sustaining and development capital projects and leases is based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital and lease related costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and other metals is determined using the same allocation used in the allocation of cost applicable to sales between gold and other metals. We also allocate these costs incurred at Corporate and Other using the proportion of cost applicable to sales between gold and other metals.
By-product metrics. Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
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Three Months Ended December 31, 2025	Costs Applicable to Sales(1)(2)	Reclamation Costs(3)	Advanced Projects, Research and Development and Exploration(4)	General and Administrative	Other Expense, Net(5)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(6)(7)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs per Ounce (8)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (8)
Gold
Managed
Lihir	$190	$4	$2	$—	$(4)	$—	$35	$227	128	$1,775	$—	$—	$227	$1,775
Cadia	85	—	3	—	—	1	53	142	86	$1,584	128	(253)	17	$213
Tanami	111	1	1	—	—	—	87	200	115	$1,738	—	—	200	$1,738
Boddington	183	5	2	—	—	1	37	228	145	$1,565	31	(62)	197	$1,343
Ahafo South (9)	182	3	1	—	1	—	53	240	125	$1,932	—	—	240	$1,932
Ahafo North (9)	31	—	—	—	—	—	9	40	58	$691	—	—	40	$691
Merian	101	2	6	—	—	1	17	127	77	$1,628	—	—	127	$1,628
Cerro Negro	79	3	—	—	3	—	32	117	64	$1,831	—	—	117	$1,831
Yanacocha	82	3	2	—	7	—	3	97	133	$740	—	—	97	$740
Peñasquito	86	1	—	—	—	3	13	103	69	$1,491	336	(605)	(166)	$(2,440)
Red Chris	21	1	1	—	—	(1)	5	27	16	$1,723	50	(90)	(13)	$(847)
Brucejack	79	1	6	—	—	—	27	113	63	$1,815	—	—	113	$1,815
Non-managed
Nevada Gold Mines	376	4	2	2	12	2	53	451	299	$1,508	—	—	451	$1,508
Corporate and Other (10)	—	—	22	72	19	—	12	125	—	$—	22	—	147	$—
Total Gold	1,606	28	48	74	38	7	436	2,237	1,378	$1,620	$567	$(1,010)	$1,794	$1,302

Gold equivalent ounces - other metals (11)(12)
Managed
Cadia	81	—	(1)	—	—	(1)	49	128	86	$1,566
Boddington	25	1	—	—	—	(1)	6	31	20	$1,489
Peñasquito (13)	275	8	—	—	—	16	37	336	188	$1,793
Red Chris	40	2	2	—	—	—	6	50	32	$1,557
Corporate and Other (10)	—	—	2	17	1	—	2	22	—	$—
Total Gold Equivalent Ounces	421	11	3	17	1	14	100	567	326	$1,758

Consolidated	$2,027	$39	$51	$91	$39	$21	$536	$2,804
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $96.
(3)Includes operating accretion of $26, included in Reclamation and remediation, and amortization of asset retirement costs $13; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $47 and $(171), respectively, included in Reclamation and remediation.
(4)Excludes development expenditures of $5 at Cadia, $1 at Tanami, $13 at Ahafo South, $3 at Merian, $6 at Cerro Negro, $2 at Yanacocha, $5 at Peñasquito, $3 at NGM, and $22 at Corporate and Other, totaling $60 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(5)Excludes restructuring and severance cost of $75, Newcrest transaction-related costs of $4, and settlement costs of $1 included in Other expense, net.
(6)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(7)Includes finance lease payments for sustaining projects of $24.
(8)Per ounce measures may not recalculate due to rounding.
(9)In the fourth quarter of 2025, the Ahafo North development project achieved commercial production resulting in designation as a reportable segment. Prior to declaration of commercial production, Ahafo North was classified as a development project and all activity was included in the Ahafo South reportable segment. Although not a reportable segment until the fourth quarter of 2025, the amounts related to Ahafo North have been broken out for comparability purposes.
(10)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Consolidated Financial Statements for further information.
(11)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
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(12)For the three months ended December 31, 2025, Cadia sold 19 thousand tonnes of copper, Boddington sold 5 thousand tonnes of copper, Peñasquito sold 7 million ounces of silver, 24 thousand tonnes of lead and 49 thousand tonnes of zinc, and Red Chris sold 7 thousand tonnes of copper.
(13)All-in sustaining costs at Peñasquito is comprised of $142, $49, and $145 for silver, lead, and zinc, respectively.

Three Months Ended December 31, 2024	Costs Applicable to Sales(1)(2)	Reclamation Costs(3)	Advanced Projects, Research and Development and Exploration(4)	General and Administrative	Other Expense, Net (5)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(6)(7)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs per Ounce (8)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-Product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (8)
Gold
Managed
Lihir	$248	$9	$4	$—	$(2)	$—	$32	$291	163	$1,781	$—	$—	$291	$1,781
Cadia	66	1	2	—	(1)	4	39	111	104	$1,061	117	(150)	78	$750
Tanami	109	1	2	—	—	—	51	163	121	$1,340	—	—	163	$1,340
Boddington	194	4	—	—	—	3	28	229	179	$1,286	75	(93)	211	$1,179
Ahafo South	195	5	2	—	—	—	35	237	213	$1,113	—	—	237	$1,113
Merian	102	2	4	—	—	—	17	125	75	$1,656	—	—	125	$1,656
Cerro Negro	88	1	—	1	—	—	16	106	75	$1,430	—	—	106	$1,430
Yanacocha	92	9	1	—	2	—	7	111	95	$1,166	—	—	111	$1,166
Peñasquito	80	3	—	—	—	6	14	103	126	$818	286	(491)	(102)	$(810)
Red Chris	12	2	—	—	—	—	2	16	15	$1,131	48	(69)	(5)	$(333)
Brucejack	76	3	5	—	—	—	17	101	68	$1,498	—	—	101	$1,498
Non-managed
NGM	322	5	4	1	1	1	74	408	273	$1,492	—	—	408	$1,492
Corporate and Other (9)	(1)	—	29	109	7	—	6	150	—	$—	19	—	169	$—
Held for sale (10)
CC&V	61	3	1	—	1	—	6	72	44	$1,636	—	—	72	$1,636
Musselwhite	61	1	2	—	1	—	23	88	60	$1,465	—	—	88	$1,465
Porcupine	75	2	1	—	—	—	17	95	64	$1,490	—	—	95	$1,490
Éléonore	86	1	3	—	—	—	22	112	72	$1,564	—	—	112	$1,564
Akyem	86	3	—	—	—	—	5	94	43	$2,207	—	—	94	$2,207
Divested (11)
Telfer	53	2	1	—	(4)	—	11	63	39	$1,631	7	(12)	58	$1,460
Total Gold	2,005	57	61	111	5	14	422	2,675	1,829	$1,463	$552	$(815)	$2,412	$1,319

Gold equivalent ounces - other metals (12)(13)
Managed
Cadia	66	1	5	—	(1)	8	38	117	114	$1,018
Boddington	63	—	—	—	—	3	9	75	64	$1,187
Peñasquito (14)	211	8	—	1	1	32	33	286	322	$890
Red Chris	37	4	—	—	—	—	7	48	44	$1,090
Corporate and Other (9)	—	—	4	16	(1)	—	—	19	—	$—
Divested (11)
Telfer	9	1	—	—	—	(3)	—	7	5	$926
Total Gold Equivalent Ounces	386	14	9	17	(1)	40	87	552	549	$1,004

Consolidated	$2,391	$71	$70	$128	$4	$54	$509	$3,227
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $71.
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(3)Includes operating accretion of $50, included in Reclamation and remediation, and amortization of asset retirement costs $21; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $54 and $(61), respectively, included in Reclamation and remediation.
(4)Excludes development expenditures of $3 at Tanami, $1 at Boddington, $8 at Ahafo South, $2 at Merian, $7 at Cerro Negro, $6 at Peñasquito, $4 at Red Chris, $2 at NGM, $24 at Corporate and Other, $2 at CC&V, and $1 at Telfer, totaling $60 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(5)Excludes restructuring and severance costs of $18, settlement costs of $11, and Newcrest transaction-related costs of $10, included in Other expense, net.
(6)Excludes capitalized interest related to sustaining capital expenditures. See Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(7)Includes finance lease payments for sustaining projects of $20.
(8)Per ounce measures may not recalculate due to rounding.
(9)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Consolidated Financial Statements for further information.
(10)Sites are classified as held for sale as of December 31, 2024. Refer to Note 3 to the Consolidated Financial Statements for further discussion of our assets and liabilities held for sale.
(11)In the fourth quarter of 2024, the Company completed the sale of the assets of the Telfer reportable segment. Refer to Note 3 to the Consolidated Financial Statements for further information.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(13)For the three months ended December 31, 2024, Cadia sold 20 thousand tonnes of copper, Boddington sold 11 thousand tonnes of copper, Peñasquito sold 9 million ounces of silver, 31 thousand tonnes of lead and 73 thousand tonnes of zinc, Red Chris sold 8 thousand tonnes of copper, and Telfer sold 1 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $103, $35, and $148 for silver, lead, and zinc, respectively.
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Year Ended December 31, 2025	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	Co-Product All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs per Ounce.(9)	Co-product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce. (9)
Gold
Managed
Lihir	$755	$15	$10	$—	$(3)	$—	$159	$936	582	$1,607	$—	$—	$936	$1,607
Cadia	324	2	3	—	—	4	152	485	384	$1,253	449	(885)	49	$135
Tanami	429	5	6	—	—	—	221	661	385	$1,716	—	—	661	$1,716
Boddington	685	21	3	—	—	3	122	834	550	$1,514	153	(258)	729	$1,321
Ahafo South (10)	825	13	9	—	3	—	154	1,004	672	$1,494	—	—	1,004	$1,494
Ahafo North (10)	31	—	—	—	—	—	9	40	58	$696	—	—	40	$696
Merian	373	8	16	—	—	1	60	458	238	$1,921	—	—	458	$1,921
Cerro Negro	312	9	1	—	3	—	110	435	196	$2,220	—	—	435	$2,220
Yanacocha	411	42	3	—	32	—	10	498	517	$964	—	—	498	$964
Peñasquito	389	13	—	1	—	22	48	473	422	$1,120	1,080	(1,927)	(374)	$(889)
Red Chris	82	3	1	—	1	(1)	20	106	61	$1,750	214	(295)	25	$398
Brucejack	344	5	19	—	—	2	104	474	235	$2,020	—	—	474	$2,020
Non-managed
Nevada Gold Mines	1,343	17	10	10	16	6	237	1,639	1,006	$1,629	—	—	1,639	$1,629
Corporate and Other (11)	—	—	81	307	41	—	19	448	—	$—	82	—	530	$—
Divested (12)
CC&V	39	2	—	—	—	—	5	46	27	$1,684	—	—	46	$1,684
Musselwhite	33	1	—	—	—	—	14	48	32	$1,531	—	—	48	$1,531
Porcupine	79	3	1	—	1	—	25	109	60	$1,810	—	—	109	$1,810
Éléonore	54	1	2	—	—	—	12	69	49	$1,403	—	—	69	$1,403
Akyem	107	5	—	—	—	—	8	120	45	$2,664	—	—	120	$2,664
Total Gold	6,615	165	165	318	94	37	1,489	8,883	5,519	$1,609	1,978	(3,365)	7,496	$1,358

Gold equivalent ounces - other metals (13) (14)
Managed
Cadia	301	2	2	—	—	3	141	449	370	$1,230
Boddington	127	3	—	—	—	—	23	153	109	$1,397
Peñasquito (15)	873	26	—	2	—	69	110	1,080	820	$1,318
Red Chris	169	6	2	—	2	(2)	37	214	126	$1,692
Corporate and Other (11)	—	—	16	62	2	—	2	82	—	$—
Total Gold Equivalent Ounces	1,470	37	20	64	4	70	313	1,978	1,425	$1,392

Consolidated	$8,085	$202	$185	$382	$98	$107	$1,802	$10,861
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $328.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro and $24 at NGM.
(4)Includes operating accretion of $120, included in Reclamation and remediation, and amortization of asset retirement costs $82; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $194 and $(65), respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $8 at Cadia, $4 at Tanami, $2 at Boddington, $39 at Ahafo South, $7 at Ahafo North $23 at Merian, $24 at Cerro Negro, $9 at Yanacocha, $17 at Peñasquito, $8 at Red Chris, $11 at NGM, and $72 at Corporate and Other, totaling $224 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
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(6)Excludes restructuring and severance costs of $186, and settlement costs of $2 included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(8)Includes finance lease payments and other costs for sustaining projects of $82 and excludes finance lease payments for development projects of $43.
(9)Per ounce measures may not recalculate due to rounding.
(10)In the fourth quarter of 2025, the Ahafo North development project achieved commercial production resulting in designation as a reportable segment. Prior to declaration of commercial production, Ahafo North was classified as a development project and all activity was included in the Ahafo South reportable segment. Although not a reportable segment until the fourth quarter of 2025, the amounts related to Ahafo North have been broken out for comparability purposes.
(11)Corporate and Other is a non-operating segment and includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Consolidated Financial Statements for further information.
(12)Refer to Note 3 to the Consolidated Financial Statements for information on the Company's divestitures.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.
(14)For the year ended December 31, 2025, Cadia sold 82 thousand tonnes of copper, Boddington sold 24 thousand tonnes of copper, Peñasquito sold 28 million ounces of silver, 95 thousand tonnes of lead and 246 thousand tonnes of zinc, and Red Chris sold 28 thousand tonnes of copper.
(15)All-in sustaining costs at Peñasquito is comprised of $413, $138, and $529 for silver, lead, and zinc, respectively.
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Year Ended December 31, 2024	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	Co-Product All-In Sustaining Costs per Ounce9)	Co-Product All-In Sustaining Costs from GEO	Less: Co-Product Sales	By-product All-In Sustaining Costs	By-Product All-In Sustaining Costs per Ounce (9)
Gold
Managed
Lihir	$787	$12	$16	$—	$2	$—	$121	$938	620	$1,512	$—	$—	$938	$1,512
Cadia	297	2	9	—	—	16	152	476	454	$1,048	460	(743)	193	$425
Tanami	390	3	7	—	—	—	127	527	411	$1,281	—	—	527	$1,281
Boddington	613	16	1	—	—	13	105	748	581	$1,288	240	(329)	659	$1,134
Ahafo South	722	19	5	—	1	1	108	856	798	$1,072	—	—	856	$1,072
Merian	401	8	15	—	—	1	83	508	274	$1,852	—	—	508	$1,852
Cerro Negro	312	6	2	1	2	—	61	384	236	$1,631	—	—	384	$1,631
Yanacocha	353	34	9	—	3	—	22	421	352	$1,196	—	—	421	$1,196
Peñasquito	225	8	—	—	—	16	36	285	290	$984	1,186	(1,609)	(138)	$(476)
Red Chris	47	2	1	—	—	—	12	62	39	$1,607	233	(229)	66	$1,692
Brucejack	312	5	13	—	—	3	66	399	249	$1,603	—	—	399	$1,603
Non-managed
NGM	1,263	18	13	9	4	6	350	1,663	1,036	$1,605	—	—	1,663	$1,605
Corporate and Other (10)	—	—	111	386	19	—	18	534	—	$—	59	—	593	$—
Held for sale (11)
CC&V	200	11	3	—	2	—	27	243	144	$1,691	—	—	243	$1,691
Musselwhite	224	4	6	—	1	—	96	331	215	$1,541	—	—	331	$1,541
Porcupine	310	12	5	—	—	—	79	406	282	$1,437	—	—	406	$1,437
Éléonore	325	5	11	—	—	—	99	440	243	$1,811	—	—	440	$1,811
Akyem	338	21	1	—	1	—	23	384	212	$1,816	—	—	384	$1,816
Divested (11)
Telfer	245	11	10	—	—	4	38	308	103	$2,993	49	(26)	331	$3,206
Total Gold	7,364	197	238	396	35	60	1,623	9,913	6,539	$1,516	$2,227	$(2,936)	$9,204	$1,408

Gold equivalent ounces - other metals (12)(13)
Managed
Cadia	280	2	10	—	—	32	136	460	465	$987
Boddington	204	3	—	—	—	11	22	240	205	$1,172
Peñasquito (14)	903	32	1	2	2	117	129	1,186	1,088	$1,090
Red Chris	172	5	4	—	—	5	47	233	142	$1,640
Corporate and Other (10)	—	—	14	44	—	—	1	59	—	$—
Divested (11)
Telfer	40	2	1	—	—	2	4	49	16	$2,885
Total Gold Equivalent Ounces	1,599	44	30	46	2	167	339	2,227	1,916	$1,161

Consolidated	$8,963	$241	$268	$442	$37	$227	$1,962	$12,140
____________________________
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $240.
(3)Includes stockpile and leach pad inventory adjustments of $9 at Cerro Negro, $1 at Peñasquito, $27 at Red Chris, $2 at Brucejack, $21 at NGM, and $32 at Telfer.
(4)Includes operating accretion of $153, included in Reclamation and remediation, and amortization of asset retirement costs $88; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $219 and $(44), respectively, included in Reclamation and remediation.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE                     32

(5)Excludes development expenditures of $21 at Tanami, $3 at Boddington, $27 at Ahafo South, $9 at Ahafo North, $6 at Merian, $17 at Cerro Negro, $12 at Peñasquito, $8 at Red Chris, $10 at NGM, $70 at Corporate and Other, $4 at CC&V, $1 at Porcupine, $4 at Akyem, and $3 at Telfer, totaling $195 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Excludes Newcrest transaction and integration costs of $72, settlement of costs of $44, and restructuring and severance costs of $38, included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(8)Includes finance lease payments for sustaining projects of $84 and excludes finance lease payments for development projects of $37.
(9)Per ounce measures may not recalculate due to rounding.
(10)Corporate and Other is a non-operating segment and includes the Company's business activities relating to its corporate and regional offices and all equity method investments. Refer to Note 4 to the Consolidated Financial Statements for further information.
(11)Refer to Note 3 to the Consolidated Financial Statements for information on the Company's divestitures.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) pricing for 2024.
(13)For the year ended December 31, 2024, Cadia sold 84 thousand tonnes of copper, Boddington sold 37 thousand tonnes of copper, Peñasquito sold 33 million ounces of silver, 97 thousand tonnes of lead and 247 thousand tonnes of zinc, Red Chris sold 26 thousand tonnes of copper, and Telfer sold 3 thousand tonnes of copper.
(14)All-in sustaining costs at Peñasquito is comprised of $464, $141, and $581 for silver, lead, and zinc, respectively.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE                     33

Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks.
The following reconciles these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Total Newmont Sales and Costs Applicable to Sales
Consolidated gold sales, net (Managed Core)	$4,550	$3,273	$15,116	$10,405
Consolidated gold sales, net (Non-Managed Core)	1,258	725	3,560	2,485
Consolidated gold sales, net (Non-Core)	—	839	628	2,856
Consolidated other metal sales, net	1,010	815	3,365	2,936
Sales (Total Newmont)	$6,818	$5,652	$22,669	$18,682

Costs applicable to sales (Managed Core)	$1,651	$1,639	$6,430	$6,018
Costs applicable to sales (Non-Managed Core)	376	322	1,343	1,263
Costs applicable to sales (Non-Core)	—	430	312	1,682
Costs applicable to sales (Total Newmont)	$2,027	$2,391	$8,085	$8,963

Total Newmont Consolidated Gold By-product Unit Costs
Costs applicable to sales	$2,027	$2,391	$8,085	$8,963
Less: Consolidated other metal sales, net (1)	(1,010)	(815)	(3,365)	(2,936)
By-product costs applicable to sales	$1,017	$1,576	$4,720	$6,027
Gold sold (thousand ounces)	1,378	1,829	5,519	6,539
Total Gold CAS per ounce (by-product) (2)	$738	$862	$855	$922

Total AISC	$2,804	$3,227	$10,861	$12,140
Less: Consolidated other metal sales, net (1)	(1,010)	(815)	(3,365)	(2,936)
By-product AISC	$1,794	$2,412	$7,496	$9,204
Gold sold (thousand ounces)	1,378	1,829	5,519	6,539
Total Gold AISC per ounce (by-product) (2)	$1,302	$1,319	$1,358	$1,408

Managed Core Gold By-product Unit Costs
Costs applicable to sales (Managed Core) (3)	$1,651	$1,639	$6,430	$6,018
Less: Consolidated other metal sales, net (1)	(1,010)	(815)	(3,365)	(2,936)
By-product costs applicable to sales	$641	$824	$3,065	$3,082
Gold sold (thousand ounces)	1,079	1,234	4,300	4,304
Total Gold CAS per ounce (by-product) - Managed Core (2)	$594	$677	$713	$722

NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     34

Total AISC	$2,353	$2,295	$8,830	$8,316
Less: Consolidated other metal sales, net (1)	(1,010)	(815)	(3,365)	(2,936)
By-product AISC	$1,343	$1,480	$5,465	$5,380
Gold sold (thousand ounces)	1,079	1,234	4,300	4,304
Total Gold AISC per ounce (by-product) - Managed Core (2)	$1,245	$1,203	$1,271	$1,256

Total Core Gold By-product Unit Costs
Costs applicable to sales (Total Core) (3)	$2,027	$1,961	$7,773	$7,281
Less: Consolidated other metal sales, net (1)	(1,010)	(815)	(3,365)	(2,936)
By-product costs applicable to sales	$1,017	$1,146	$4,408	$4,345
Gold sold (thousand ounces)	1,378	1,507	5,306	5,340
Total Gold CAS per ounce (by-product) - Total Core (2)	$738	$768	$830	$819

Total AISC	$2,804	$2,703	$10,469	$9,979
Less: Consolidated other metal sales, net (1)	(1,010)	(815)	(3,365)	(2,936)
By-product AISC	$1,794	$1,888	$7,104	$7,043
Gold sold (thousand ounces)	1,378	1,507	5,306	5,340
Total Gold AISC per ounce (by-product) - Total Core (2)	$1,302	$1,256	$1,339	$1,324
____________________________
(1)Included in Sales as presented on the Consolidated Statement of Operations; refer to the reconciliation provided in the table above.
(2)Per ounce measures may not recalculate due to rounding.
(3)Included in Costs applicable to sales as presented on the Consolidated Statement of Operations; refer to the reconciliation provided in the table above.

NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     35

2026 Guidance - Gold AISC Reconciliation
A reconciliation of the 2026 Gold AISC guidance to the 2026 Gold CAS guidance is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2026 Guidance - Gold (1)(2)
(in millions, except ounces and per ounce)	Guidance Estimate
Cost Applicable to Sales (3)(4)	8,610
Reclamation Costs (5)	220
Advanced Projects and Exploration (6)	200
General and Administrative (7)	375
Other Expense	25
Treatment and Refining Costs	145
Sustaining Capital (8)	1,950
Sustaining Finance Lease Payments	105
Less: Consolidated Other Metal Sales, net (9)	(3,400)
Gold By-Product AISC	$8,230
Ounces (000) Sold (10)	4,900
Gold By-Product AISC per Ounce	$1,680
____________________________
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2026 AISC Gold Guidance on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Projects and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Assumes copper production of 102 thousand tonnes at $11,023 per tonne, silver production of 32 million ounces at $60.00 per ounce, lead production of 90 thousand tonnes at $1,894 per tonne, and zinc production of 220 thousand tonnes at $2,866 per tonne.
(10)Consolidated sales for Merian is presented on a total sales basis for the mine site and excludes sales from Pueblo Viejo and Fruta del Norte.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     36

Net average realized price per ounce/pound
Average realized price per ounce/pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds, and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended December 31,		Increase (decrease)	Percent Change
	2025	2024
Consolidated gold sales, net	$5,808	$4,837	$971	20%
Consolidated copper sales, net	405	324	81	25%
Consolidated silver sales, net	408	235	173	74%
Consolidated lead sales, net	46	59	(13)	(22)%
Consolidated zinc sales, net	151	197	(46)	(23)%
Total sales	$6,818	$5,652	$1,166	21%

	Year Ended December 31,		Increase (decrease)	Percent Change
	2025	2024
Consolidated gold sales, net	$19,304	$15,746	$3,558	23%
Consolidated copper sales, net	1,438	1,327	111	8%
Consolidated silver sales, net	1,080	792	288	36%
Consolidated lead sales, net	183	195	(12)	(6)%
Consolidated zinc sales, net	664	622	42	7%
Total sales	$22,669	$18,682	$3,987	21%

	Three Months Ended December 31, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$5,749	$338	$283	$47	$154
Provisional pricing mark-to-market	66	65	111	—	5
Silver streaming amortization	—	—	21	—	—
Gross after provisional pricing and streaming impact	5,815	403	415	47	159
Treatment and refining charges	(7)	2	(7)	(1)	(8)
Net	$5,808	$405	$408	$46	$151
Consolidated ounces / pounds sold (millions) (1)(2)	1,378	67	7	52	108
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$4,173	$5.05	$39.65	$0.90	$1.44
Provisional pricing mark-to-market	48	0.96	15.59	—	0.04
Silver streaming amortization	—	—	3.03	—	—
Gross after provisional pricing and streaming impact	4,221	6.01	58.27	0.90	1.48
Treatment and refining charges	(5)	0.03	(0.98)	(0.02)	(0.07)
Net	$4,216	$6.04	$57.29	$0.88	$1.41
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended December 31, 2025 the Company sold 31 thousand tonnes of copper, 24 thousand tonnes of lead, and 49 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     37

	Three Months Ended December 31, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$4,854	$379	$231	$63	$224
Provisional pricing mark-to-market	(3)	(47)	(12)	(3)	(6)
Silver streaming amortization	—	—	26	—	—
Gross after provisional pricing and streaming impact	4,851	332	245	60	218
Treatment and refining charges	(14)	(8)	(10)	(1)	(21)
Net	$4,837	$324	$235	$59	$197
Consolidated ounces / pounds sold (millions) (1)(2)	1,829	91	9	69	163
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,654	$4.16	$24.65	$0.92	$1.38
Provisional pricing mark-to-market	(2)	(0.51)	(1.26)	(0.04)	(0.04)
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,652	3.65	26.18	0.88	1.34
Treatment and refining charges	(9)	(0.08)	(1.03)	(0.02)	(0.13)
Net	$2,643	$3.57	$25.15	$0.86	$1.21
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended December 31, 2024 the Company sold 40 thousand tonnes of copper, 31 thousand tonnes of lead, and 73 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Year Ended December 31, 2025
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$19,067	$1,320	$846	$188	$699
Provisional pricing mark-to-market	274	119	177	(1)	3
Silver streaming amortization	—	—	84	—	—
Gross after provisional pricing and streaming impact	19,341	1,439	1,107	187	702
Treatment and refining charges	(37)	(1)	(27)	(4)	(38)
Net	$19,304	$1,438	$1,080	$183	$664
Consolidated ounces / pounds sold (millions) (1)(2)	5,519	294	28	209	542
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$3,455	$4.49	$30.49	$0.89	$1.30
Provisional pricing mark-to-market	50	0.40	6.37	—	—
Silver streaming amortization	—	—	3.03	—	—
Gross after provisional pricing and streaming impact	3,505	4.89	39.89	0.89	1.30
Treatment and refining charges	(7)	—	(0.97)	(0.02)	(0.07)
Net	$3,498	$4.89	$38.92	$0.87	$1.23
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the year ended December 31, 2025 the Company sold 134 thousand tonnes of copper, 95 thousand tonnes of lead, and 246 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     38

	Year Ended December 31, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$15,701	$1,377	$724	$200	$691
Provisional pricing mark-to-market	105	—	14	(2)	8
Silver streaming amortization	—	—	91	—	—
Gross after provisional pricing and streaming impact	15,806	1,377	829	198	699
Treatment and refining charges	(60)	(50)	(37)	(3)	(77)
Net	$15,746	$1,327	$792	$195	$622
Consolidated ounces / pounds sold (millions) (1)(2)	6,539	332	33	213	545
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,401	$4.15	$22.05	$0.94	$1.27
Provisional pricing mark-to-market	16	—	0.42	(0.01)	0.02
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,417	4.15	25.26	0.93	1.29
Treatment and refining charges	(9)	(0.15)	(1.13)	(0.02)	(0.15)
Net	$2,408	$4.00	$24.13	$0.91	$1.14
____________________________
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the year ended December 31, 2024 the Company sold 150 thousand tonnes of copper, 97 thousand tonnes of lead, and 247 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     39

Conference Call Information
A conference call will be held on Thursday, February 19, 2026 at 5:30 p.m. Eastern Standard Time (3:30 p.m. Mountain Standard Time), which is 9:30 a.m. Australian Eastern Daylight Time on Friday, February 20, 2026; it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	245713
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	179282
1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont Fourth Quarter and Full Year 2025 Results Conference Call
URL: https://events.q4inc.com/attendee/445541741
The webcast materials will be available Thursday, February 19, after North American markets close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, and silver. The company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the company has been publicly traded since 1925. At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Clare Kasperzak	apac.investor.relations@newmont.com

Media Contact - Global

Shannon Brushe	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com
NEWMONT FOURTH QUARTER AND FULL YEAR 2025 RESULTS & 2026 GUIDANCE | NEWS RELEASE     40

Cautionary Statement Regarding Forward Looking Statements, Including Guidance Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook and average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding project development, including, without limitation, Tanami Expansion 2, Cadia Panel Caves, Ahafo North, Red Chris Block Cave, Nearshore Barrier at Lihir, or the Cerro Negro Expansion project, including with respect to timeline, mine life, production, and capital costs; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, productivity improvements, and future cash flow enhancements, (vii) expectations regarding Newmont’s core portfolio; (viii) expectations regarding future investments or divestitures; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; (x) expectations regarding exploration, including timeline, growth potential, opportunities and costs, including without limitation with respect to Brucejack and Ahafo South, and future reserve and resource development; and (xi) other financial and operating outlook, including, without limitation, 2026 Guidance and other future operating, reclamation, remediation and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.
Future dividends beyond the dividend payable on March 26, 2026 to holders of record at the close of business on March 3, 2026 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The Capital Allocation Framework is provided for illustrative purposes and remains non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.
Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorization amount, .
For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (the “SEC”) on, or about, February 19, 2026, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.
Notice Regarding Reserve and Resource:
The reserves stated herein were prepared in compliance with Subpart 1300 of Regulation S-K adopted by the SEC and represent the amount of gold, copper, silver, lead, zinc and molybdenum estimated, at December 31, 2025, could be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in this definition, means that profitable extraction or production has been established or analytically demonstrated in at a minimum, a pre-feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in this definition, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Newmont (or our joint venture partners) must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Newmont’s (or our joint venture partner’s) current mine plans. Reserves in this presentation are aggregated from the proven and probable classes. The term “Proven reserves” used in the tables of the appendix means reserves for which (a) quantity is estimated from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are estimated from the results of detailed sampling; and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established. The term “Probable reserves” means reserves for which quantity and grade are estimated from information similar to that used for Proven reserves, but the sites for sampling are farther apart or are otherwise less closely spaced. The degree of assurance, although lower than that for Proven reserves, is high enough to assume continuity between points of observation. Newmont classifies all reserves as Probable on its development projects until a year of production has confirmed all assumptions made in the reserve estimates. Proven and Probable reserves include gold, copper, silver, zinc, lead or molybdenum attributable to Newmont’s ownership or economic interest. Proven and Probable reserves were calculated using cut-off grades. The term “cutoff grade” means the lowest grade of mineralized material considered economic to process. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, by-products, amenability of the ore to gold, copper, silver, zinc, lead or molybdenum extraction and type of milling or leaching facilities available.
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Estimates of Proven and Probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on the prices of gold, silver, copper, zinc, lead and molybdenum and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. If our reserve estimations are required to be revised using significantly lower gold, silver, zinc, copper, lead and molybdenum prices as a result of a decrease in commodity prices, increases in operating costs, reductions in metallurgical recovery or other modifying factors, this could result in material write-downs of our investment in mining properties, goodwill and increased amortization, reclamation and closure charges. Producers use pre-feasibility and feasibility studies for undeveloped ore bodies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating and capital cost and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phases of exploration until commencement of production, during which time, the economic feasibility of production may change.
Estimates of resources are subject to further exploration and development, are subject to additional risks, and no assurance can be given that they will eventually convert to future reserves. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. Investors are cautioned not to assume that any part of all of the Inferred resource exists or is economically or legally mineable. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. In addition, if the price of gold, silver, copper, zinc, lead or molybdenum declines from recent levels, if production costs increase, grades decline, recovery rates decrease or if applicable laws and regulations are adversely changed, the indicated level of recovery may not be realized or mineral reserves or resources might not be mined or processed profitably. If we determine that certain of our mineral reserves or resources have become uneconomic, this may ultimately lead to a reduction in our aggregate reported mineral reserves and resources. Consequently, if our actual mineral reserves and resources are less than current estimates, our business, prospects, results of operations and financial position may be materially impaired. For additional information see the “Proven and Probable Reserve" and "Measured, Indicated, and Inferred Resource" tables, in the Company’s Form 10-K, filed on or about February 19, 2026 with the SEC.

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